Exhibit 10.1

EXECUTION VERSION

SECURED PROMISSORY NOTE

£317,000,000	Dated as of July 20, 2020

ARTICLE 1

OBLIGATION TO PAY

FOR VALUE RECEIVED, Genworth Financial, Inc., a Delaware corporation (“GFI”), and Genworth Financial International Holdings, LLC, a Delaware limited liability company (“GFIH” and, together with GFI, the “Issuers” and each, an “Issuer”), hereby unconditionally, jointly and severally, promise to pay to the order of AXA SA (together with its successors and permitted assigns, the “Holder”) the aggregate principal amount of Three Hundred and Seventeen Million Pounds Sterling (£317,000,000), as increased or decreased from time to time pursuant to the terms hereof (such total principal amount, the “Aggregate Principal Amount”), together with interest provided for below, in each case, payable at times and in the manner set forth below in this Secured Promissory Note (this “Note”).

ARTICLE 2

DEFINITIONS AND OTHER INTERPRETATIVE PROVISIONS

Section 2.1 Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 2.1.

“Administrative Issuer” has the meaning set forth in Section 2.7.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Principal Amount” has the meaning set forth in Article 1.

“Attorney Costs” means all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other legal counsel.

“Australian Collateral Documents” means (a) the Australian Security Deed and (b) the Australian Tripartite Agreement.

“Australian Controller” has the meaning given to the term “controller” in the Australian Corporations Act.

“Australian Corporations Act” means the Corporations Act 2001 (Cth) of Australia, as amended.

“Australian Insolvency Event” means, in relation to any Person that is incorporated or organized in Australia, any of the following events (other than with respect to dissolutions or liquidations permitted hereunder):

(a) the corporation is dissolved or deregistered (whether pursuant to Chapter 5A of the Australian Corporations Act or otherwise);

(b) an Australian Controller, liquidator, provisional or interim liquidator, receiver, statutory manager or administrator is appointed in respect of the corporation or any of its assets;

(c) an application or petition is made to a court, a meeting is convened or a resolution is passed for the corporation to be wound up or dissolved or for the appointment of an Australian Controller, liquidator, provisional or interim liquidator, receiver, receiver and manager, statutory manager or administrator to the corporation or any of its assets and such application is not withdrawn or dismissed within 30 consecutive days;

(d) the corporation:

(i) enters into a scheme of arrangement, a deed of company arrangement, an amalgamation, a compromise, arrangement or composition with its creditors or an assignment for their benefit;

(ii) is subject to a moratorium of its debts (or a class thereof); or

(iii) takes proceedings or actions similar to those mentioned in this definition as a result of which the corporation’s assets are submitted to the control of its creditors (or a class thereof);

(e) the corporation seeks or obtains protection from its creditors under any statute or any other law; or

(f) an event occurs in relation to the corporation under similar debtor relief or insolvency Laws of Australia from time to time in effect and affecting the rights of creditors generally,

and provided that a reference in this definition to a “corporation” includes a reference to a trust or any other entity.

“Australian PPSA” means the Personal Property Securities Act 2009 (Cth) of Australia and includes any regulations made thereunder.

“Australian Security Deed” means that certain Specific Security Deed entered into by GFI and GFIH in favor of the Holder, dated as of the date hereof, in respect of the GMA.AX Collateral Account and the GMA.AX Pledged Shares.

“Australian Tripartite Agreement” means the tripartite agreement to be entered into by GFI, GFIH, the CHESS Participant and Holder in respect of the GMA.AX Pledged Shares in the GMA.AX Collateral Account.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or Paris are authorized or required to close.

“Capitalized Lease Obligations” means, with respect to any Person, all monetary obligations of such Person under any leasing or similar arrangement that, in accordance with GAAP, would be classified as a capitalized lease, and, for purposes of this Note, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of this definition, whenever in this Note it is necessary to determine whether a lease is a capital lease or an operating lease, such determination shall be made on the basis of GAAP prior to giving effect to FASB Accounting Standards Update ASU 2016-02 (whether or not such operating leases were in effect at the time of effectiveness thereof) other than in the case of preparation of financial statements and information.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States or any State thereof in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any State thereof having combined capital and surplus of not less than $500,000,000 and a short term deposit rating of at least A-1 by S&P and P-1 by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally; (c) commercial paper of an issuer rated at least A-2 by S&P and P-2 by Moody’s Investors Service, Inc. at the time of acquisition thereof, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P and A2 by Moody’s Investors Service, Inc.; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; (g) instruments equivalent to those referred to in clauses (a) through (f) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and customarily used for cash management purposes in any jurisdiction outside the United States; and (h) shares of money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition.

“Change of Control” means the occurrence of any of the following:

(a) the acquisition, directly or indirectly, by any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of 40% or more of the outstanding shares of Voting Stock of GFI;

(b) the Disposition of all or substantially all of the assets of GMHI and its Subsidiaries, taken as a whole;

(c) the acquisition, directly or indirectly, by any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than any Note Party), of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of 40% or more of the outstanding shares of Voting Stock of GMHI or any Subsidiary of GMHI which is (x) a Material Subsidiary or (y) a parent entity of a Material Subsidiary; or

(d) the failure by GFI to own, legally and beneficially, directly or indirectly, 100% of the Equity Interests in GHI and GFIH.

Notwithstanding the foregoing, in no event shall the China Oceanwide Acquisition constitute a Change of Control pursuant to clause (a) above.

“CHESS” means the Clearing House Electronic Subregister System in Australia.

“CHESS Participant” means the “Participant” as such term is defined in the Australian Tripartite Agreement.

“China Oceanwide Acquisition” means the occurrence of the “Closing Date” (as defined in the CO Merger Agreement) and the consummation of the transactions contemplated by the CO Merger Agreement.

“CO Merger Agreement” means that certain agreement and plan of merger entered into on October 21, 2016 by and among Asia Pacific Global Capital Co., Ltd., a limited liability company incorporated in the People’s Republic of China, Asia Pacific Global Capital USA Corporation, a Delaware corporation and GHI.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

“Collateral and Guaranty Requirement” means, at any time, the requirement that:

(a) the Holder shall have received: (i) on the Issue Date, the U.S. Guarantee and Collateral Agreement and the Australian Collateral Documents and (ii) at such time as specified or as may be required thereby, such other Collateral Documents or other documents required by the Collateral Documents or Section 10.13, in each case, duly executed and delivered by each Note Party party thereto;

(b) on the Issue Date, the following property shall be pledged by GHI and GFIH pursuant to the relevant Collateral Documents in favor of the Holder: (i) 19.9% of the issued and outstanding common shares of GMA.AX, together with any rights or securities consequent upon the conversion, consolidation, subdivision, redemption, cancellation, reclassification or forfeiture thereof (such shares, rights or securities, together, subject to the proviso below, the “GMA.AX Pledged Shares”) and including any proceeds relating to any of the foregoing and (ii) all dividends and other distributions paid or payable with respect to the GMA.AX Pledged Shares; provided that “GMA.AX Pledged Shares” shall, for all purposes under the Note Documents, the Australian Collateral Documents and U.S. Guarantee and Collateral Agreement and without further action, be reduced by such number of the issued and outstanding common shares of GMA.AX (and related rights described above) (A) so that at no time shall the number of GMA.AX Pledged Shares be greater than the 19.9% of the issued and outstanding common shares of GMA.AX, and (B) released, in aggregate since the Issue Date, from the Collateral in accordance with Section 10.12 or otherwise in accordance with the terms of the Note Documents;

(c) on the Issue Date, the following property shall be pledged by GHI pursuant to the relevant Collateral Documents in favor of the Holder: (i) 19.9% of the issued and outstanding common shares of GMHI, together with any rights or securities consequent upon the conversion, consolidation, subdivision, redemption, cancellation, reclassification or forfeiture thereof (such shares, rights or securities, together, the “GMHI Pledged Shares”), and including any proceeds relating to any of the foregoing and (ii) all dividends and other distributions paid or payable with respect to the GMHI

Pledged Shares; provided that “GMHI Pledged Shares” shall, for all purposes under the Note Documents and U.S. Guarantee and Collateral Agreement and without further action, be reduced by such number of the issued and outstanding common shares of GMHI (and related rights described above) released, in aggregate since the Issue Date, from the Collateral in accordance with Section 10.12 or otherwise in accordance with the terms of the Note Documents;

(d) all documents and instruments, including Uniform Commercial Code financing statements or other applicable financing statements (including under the Australian PPSA), required by law or reasonably requested by the Holder to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect or record such Liens to the extent, and with the priority, required by the Collateral Documents, shall have been filed, registered or recorded or delivered to the Holder for filing, registration or recording;

(e) each Note Party shall have obtained all corporate or similar organizational consents and approvals required to be obtained by it in connection with the execution and delivery of all Collateral Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder;

(f) the Note Parties shall have taken all other actions required under the Collateral Documents to create or perfect the Liens under the Collateral Documents; and

(g) all Obligations shall have been unconditionally guaranteed by GHI: (i) on the Issue Date, on a limited recourse basis or (ii) if the circumstance referred in Section 11.2 applies, on a full recourse basis.

“Collateral Coverage Ratio” means, as of any date of determination, the ratio of (a) the Sterling Equivalent of the Collateral Value as of such date to (b) an amount equal to (x) the Aggregate Principal Amount as of such date (including for the avoidance of doubt any Future Loss Payment Amounts added as of such date to the principal amount of the Note) plus (y) the Expected Remaining Future Loss Payment Amounts as of such date.

“Collateral Documents” means, collectively, the U.S. Guarantee and Collateral Agreement, the Australian Collateral Documents and each of the other agreements, instruments or documents (x) delivered pursuant thereto, (y) delivered pursuant to the Collateral and Guaranty Requirement or (z) that creates or perfects or purports to create or perfect a Lien in favor of the Holder as security for all or any part of the Obligations.

“Collateral Value” means, as of any date (the “Testing Date”), an amount that is (x) with respect to the GMA.AX Pledged Shares, so long as a market price is publicly available, the volume weighted average price per share of the 10 trading day period ending on the Testing Date multiplied by the number of GMA.AX Pledged Shares legally and beneficially owned on the Testing Date by GHI and GFIH, and (y) with respect to the GMHI Pledged Shares, (i) at any time prior to the standalone financial statements prepared in accordance with GAAP for GMHI being made publicly available or delivered by the Administrative Issuer to the Holder, 90% of the book value of such GMHI Pledged Shares reflected on the most recent consolidated financial statements of GFI on Form 10-K or Form 10-Q filed with the SEC and (ii) after the standalone financial statements prepared in accordance with GAAP for GMHI being made publicly available or delivered by the Administrative Issuer to the Holder, 90% of the book value of such GMHI Pledged Shares based on GMHI’s book value on a consolidated basis as presented on such financial statements; provided that in the event of an initial public offering of Equity Interests of GMHI, the value of the GMHI Pledged Shares shall be the volume weighted average price per share (in Dollars) of the 10 trading day period ending on the Testing Date multiplied by the number of GMHI Pledged Shares legally and beneficially owned on such date by GHI; provided further that, pending any such valuation, at the Administrative Issuer’s request, the Holder may assign a temporary value to any such Collateral under this clause (y) based on the book value thereof or any other appropriate metric, as determined by the Holder in its discretion. For the avoidance of doubt, (i) any Collateral that is not subject to a perfected first priority lien in favor of the Holder shall be assigned a Collateral Value of zero and (ii) if no market price is publicly available for the GMA.AX Pledged Shares on the Testing Date and on each day of the 10 trading day period ending on the Testing Date, the GMA.AX Pledged Shares shall be assigned a Collateral Value of zero on the Testing Date.

“Contingent Obligations” means, without duplication, any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the ordinary course of collection or indemnities under contracts entered into in the ordinary course of business and not in respect of Indebtedness), or guarantees the payment of dividends or other distributions upon the shares of any other Person; provided that the obligations of any Person (a) under any Reinsurance Agreement or (b) in connection with investments of Insurance Subsidiaries or Subsidiaries of Insurance Subsidiaries permitted by the applicable Governmental Authority of such Insurance Subsidiary’s jurisdiction of domicile shall not be deemed Contingent Obligations of such Person. The amount of any Contingent Obligation of any Person shall (subject to any limitation set forth therein) be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means Title 11 of the U.S. Code (11 U.S.C. § 101 et seq.) of the United States, and all other applicable liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, insolvency, reorganization, winding up or similar laws (including corporate statutes) of the United States, Australia or other applicable jurisdiction, in each case, from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would (if not cured or otherwise remedied during such time) be an Event of Default.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by GFI or any of its Subsidiaries in connection with a Disposition pursuant to Section 11.3 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Administrative Issuer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Disposition” or “Dispose” means the sale, assignment, license, leasing as lessor (other than in the ordinary course), transfer, contribution, conveyance, issuance or other disposal of assets (including a sale and leaseback transaction and any transaction pursuant to a Reinsurance Agreement that is not a Qualifying Reinsurance Transaction). The terms “Dispose of”, “Disposing of” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Note and all other Obligations (other than contingent indemnification obligations as to which no claim has been asserted) that are accrued and payable), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Note and all other Obligations (other than contingent indemnification obligations as to which no claim has been asserted) that are accrued and payable), (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided, that if such Equity Interests are issued pursuant to a plan for the benefit of future, current or former employees, directors, officers, members of management or consultants of the Issuers (or any direct or indirect parent thereof) or Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be permitted to be repurchased by Issuers or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination of employment or service, as applicable, death or disability.

“Dollar” and “$” mean lawful money of the United States.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Event of Default” has the meaning set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expected Remaining Future Loss Payment Amounts” means, as of any date of determination, the excess of (x) £107,000,000 over (y) any Future Loss Payment Amounts which have been added to the principal amount of the Note pursuant to Section 3.2(a) prior to or on such date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Note (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal District Court” has the meaning set forth in Section 13.17(a).

“Financial Indebtedness” means, with respect to any Note Party or any member of the GMHI Group, Indebtedness for borrowed money, Capitalized Lease Obligations, Disqualified Equity Interests and debt obligations evidenced by promissory notes or similar instruments (including purchase money debt) and all Guarantees of Indebtedness of such types set forth in this definition that is owed (1) in the case of a Guarantee by any Note Party, by a Person that is not a Note Party or (2) in the case of a Guarantee by any member of the GMHI Group, by a Person that is not a member of the GMHI Group.

“First Installment Amount” has the meaning set forth in Section 3.1(a).

“First Installment Date” means June 30, 2022.

“FRB” means the Board of Governors of the Federal Reserve System and any Governmental Authority succeeding to any of its principal functions.

“Future Loss Payment Amounts” shall have the meaning set forth in the Settlement Agreement.

“Future Loss Payoff Amount” means (a) in relation to any repayment, prepayment, Event of Default (which has not been waived in writing or cured in accordance with this Note) or acceleration of the Obligations, in each case occurring on a date prior to January 1, 2021, an amount equal to (x) 50% of the Expected Remaining Future Loss Payment Amounts as of such date minus (y) any prepayment in part of the Future Loss Payoff Amount pursuant to Article 6 and (b) in relation to any repayment, prepayment, Event of Default (which has not been waived in writing or cured in accordance with this Note) or acceleration of the Obligations, in each case occurring on a date on or after January 1, 2021, £0.

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is being made.

“GFI” has the meaning set forth in Article 1.

“GFIH” has the meaning set forth in Article 1.

“GHI” means Genworth Holdings, Inc., a Delaware corporation.

“GMA.AX” means Genworth Mortgage Insurance Australia Limited (ACN 154 890 730).

“GMA.AX Group” means GMA.AX and its Subsidiaries.

“GMA.AX Collateral Account” means the CHESS holding in which the GMA.AX Pledged Shares are held.

“GMA.AX Owned Shares” means the issued and outstanding common shares of GMA.AX (being approximately a 52% stake as of the Issue Date) owned by GHI and GFIH as partners. For the avoidance of doubt, GMA.AX Owned Shares shall include the GMA.AX Pledged Shares.

“GMA.AX Pledged Shares” has the meaning set forth in the definition of “Collateral and Guaranty Requirement”.

“GMA.AX Prepayment Event” means:

(i) any member of the GMA.AX Group (A) fails to make any payment in respect of any Indebtedness (other than Swap Contracts) having an aggregate outstanding principal amount of more than the Threshold Amount (in the aggregate for all such Indebtedness), when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) after giving effect to any applicable grace period; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness having an aggregate outstanding principal amount of more than the Threshold Amount (in the aggregate for all such Indebtedness) (and, in each case, such failure or event continues after the applicable grace or notice period, if any, specified in the relevant document) if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity; or

(ii) (w) an Event of Default (as defined in an applicable Swap Contract) occurs under any Swap Contract as to which any member of the GMA.AX Group is the Defaulting Party (as defined in such Swap Contract) and the Non-defaulting Party (as defined under such Swap Contract) has designated an Early Termination Date (as defined in such Swap Contract) for all outstanding transactions under such Swap Contract as a result of such Event of Default and (x) the Swap Termination Value is greater than the Threshold Amount (in the aggregate for all such Swap Contracts), provided that (A) such GMA.AX Prepayment Event shall be deemed as continuing unless and until such date that such failure, event or condition is remedied in accordance with, or otherwise waived by the holders of, the applicable debt and (B) clause (i) and (ii) shall not apply to secured debt of any member of the GMA.AX Group that becomes due as a result of the Disposition of the property or assets securing such debt.

“GMHI” means Genworth Mortgage Holdings, Inc., a Delaware corporation.

“GMHI Distribution Equivalent Transaction” means any transaction among any member of the GMHI Group and an Affiliate of GFI, GFI or any of its Subsidiaries (other than any other member of the GMHI Group) that is permitted by Section 11.6(d). The value for purposes of any GMHI Distribution Equivalent Transaction shall be deemed to be the excess value received by any Affiliate of GFI, any of the Note Parties or any of their respective Subsidiaries (excluding the GMHI Group) as calculated in accordance with Section 11.6(d).

“GMHI Group” means GMHI and its Subsidiaries.

“GMHI Owned Shares” means the issued and outstanding common shares of GMHI (being a 100% stake as of the Issue Date) owned by GHI, which, for the avoidance of doubt, shall include the GMHI Pledged Shares.

“GMHI Pledged Shares” has the meaning set forth in the definition of Collateral and Guaranty Requirement.

“GMICO” means Genworth Mortgage Insurance Corporation, a North Carolina corporation and wholly owned Subsidiary of GMHI.

“Governmental Authority” means the government of the United States or any other nation, or of any state or other political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any

Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Government-Sponsored Enterprise” means the Federal Home Loan Mortgage Corporation (“Freddie Mac”), the Federal National Mortgage Association (“Fannie Mae”), and its and their conservator and regulator, the Federal Housing Finance Agency.

“Guaranty” means, collectively, the guaranty or the purported guaranty of all or any part of the Obligations by the Note Parties pursuant to the U.S. Guarantee and Collateral Agreement.

“Holder” has the meaning set forth in Article 1. The term “Holders” shall include any permitted holders of Notes pursuant to assignment in accordance with Section 13.6(a) and 13.6(c).

“Holder-Related Persons” means the Holder, together with its respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a) all indebtedness of such Person for borrowed money or in respect of loans or advances;

(b) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) all indebtedness in respect of letters of credit, whether or not drawn, and bankers’ acceptances and letters of guaranty issued for the account or upon the application or request of such Person;

(d) all Capitalized Lease Obligations of such Person;

(e) all obligations of such Person in respect of Disqualified Equity Interests;

(f) the liabilities (if any) of such Person in respect of Swap Contracts as determined by reference to the Swap Termination Value thereof;

(g) all obligations of such Person to pay the deferred purchase price of property or services that are included as liabilities in accordance with GAAP (other than accrued compensation and expenses incurred and trade accounts payable in each case in the ordinary course of business) and all obligations secured by a Lien on property owned or being purchased by such Person, but only to the extent of the lesser of the obligations secured or the value of the property to which such Lien is attached (including obligations arising under conditional sales or other title retention agreements);

(h) any obligation of a partnership of the kind referred to in clauses (a) through (g) above or clause (i) below in which such Person is a general partner (unless the partnership agreement in respect thereof provides that such general partners is not liable in respect of such obligations); and

(i) all Contingent Obligations of such Person in connection with Indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above.

Notwithstanding anything to the contrary, “Indebtedness” shall not include (1) liabilities in respect of unearned premiums on Policies, (2) obligations under intercompany tax and expense sharing arrangements or (3) obligations owed to payroll service providers in respect of advances made to or on behalf of the Note Parties or to employees of the Note Parties in the ordinary course of business or obligations under Policies and Reinsurance Agreements.

“Indemnified Person” and “Indemnified Persons” have their respective meanings set forth in Section 13.4(a).

“Information Restrictions” has the meaning set forth in Section 10.2.

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, conservation, rehabilitation, receivership, dissolution, winding-up, arrangement or relief of debtors, (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in any case, undertaken under any Debtor Relief Law or (c) with respect to any Person that is incorporated or organized in Australia, an Australian Insolvency Event.

“Insurance Subsidiary” means any Subsidiary that is required to be licensed as an insurer or reinsurer by a Governmental Authority in connection with the operation, ownership or transaction of insurance business.

“Interest Rate” has the meaning set forth in Section 4.1(a).

“Interest Rate Reduction Credit” has the meaning set forth in Section 4.1(a).

“Issue Date” means July 20, 2020.

“Issuer” has the meaning set forth in Article 1.

“Judgment Currency” has the meaning set forth in Section 13.19.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“License” means any license, certificate of authority, permit or other authorization that is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance business.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing).

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, properties, results of operations or financial condition of the Note Parties taken as a whole; (b) a material impairment of the ability of the Note Parties, taken as a whole, to perform their obligations under the Note Documents; (c) material adverse effect on the validity or enforceability of any Note Document; or (d) material adverse effect on the rights and remedies available to the Holder under any Note Document.

“Material Subsidiary” means any Subsidiary of GFI that is a Significant Subsidiary (as defined under the Securities Act) of GFI.

“Maturity Date” means September 30, 2022.

“Maximum Rate” has the meaning set forth in Section 13.10.

“Net Cash Proceeds” means, with respect to any sale or issuance of any Equity Interests or any Disposition by any Person or any of its Subsidiaries, the aggregate amount of cash and Cash Equivalents (i) in the case of a sale or issuance of Equity Interests, raised in respect thereof from time to time and (ii) in the case of a Disposition, received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in each of clauses (i) and (ii), in connection therewith after deducting therefrom only (a) reasonable expenses related thereto incurred and paid (or deducted) or reasonably estimated to be paid by such Person or such Subsidiary in connection therewith (including reasonable legal fees, notarial fees, accountants’ fees, investment banking fees or other customary financing fees, underwriting discounts and commissions and other customary fees and expenses incurred in connection therewith) (b) (except in relation to any sale or issuance of Equity Interests) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (c) (except in relation to any sale or issuance of Equity Interests) net income taxes paid or reasonably estimated to be paid in connection therewith (after taking into account any tax credits or deductions and any payments under tax sharing arrangements with respect to net income taxes that are determined on a consolidated or affiliated basis and actually payable to a taxing authority), in each case, but only to the extent, that the amounts so deducted are properly attributable to such transaction or to the asset that is the subject thereof.

“New York Courts” has the meaning set forth in Section 13.17(a).

“New York Supreme Court” has the meaning set forth in Section 13.17(a).

“Note” has the meaning set forth in Article 1. The term “Notes” shall include any Notes issued pursuant to a permitted assignment by any Holder in accordance with Section 13.6(a).

“Note Currency” has the meaning set forth in Section 13.19.

“Note Documents” means, collectively, (a) this Note, (b) the Collateral Documents and (c) any other document or instrument designated by the Administrative Issuer and the Holder as a “Note Document”.

“Note Parties” means, collectively, the Issuers and GHI.

“Obligations” means all debts, liabilities, obligations, covenants and duties of, any Note Party arising under any Note Document, or otherwise with respect to any Note Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Note Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations include (x) the Issuers’ obligation to pay the First Installment Amount and all amounts due on the Maturity Date (including any increase to the principal amount of the Note in connection with any Future Loss Payment Amounts added to the Note on or prior to the Maturity Date) in full in cash to the Holder, including any interest (including default interest) thereon, fees and any other obligations of the Note Parties and their Subsidiaries under the Note Documents and (y) the Future Loss Payoff Amount.

“Operating Indebtedness” means any indebtedness of any Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary in respect of (a) repurchase agreements and securities lending undertaken in connection with ordinary course investment activities, (b) Federal Home Loan Bank borrowings, reimbursement obligations or other indebtedness and borrowings and other indebtedness in connection with long term community investment advances, in each case, incurred in the ordinary course of business consistent with past practices, (c) [reserved], (d) obligations incurred in the ordinary course of business consistent with past practices to the extent the proceeds of which are used directly or indirectly (including for the purpose of funding portfolios that are used to fund trusts in order) to support statutory mortgage insurance reserve requirements, (e) obligations incurred in the ordinary course of business consistent with past practices to the extent the proceeds of which are used to fund discrete customer-related assets or pools of assets (and related hedge instruments and capital) that are at least notionally segregated from other assets and have sufficient cash flow to pay principal and interest thereof, with insignificant risk to other assets of GFI and its Subsidiaries being called upon to make such principal and interests payments, (f) deposits by any Insurance Subsidiary with any state agency or designee thereof to secure policyholder obligations, (g) ownership interest in an SPV in connection with reinsurance agreements, (h) assets of an Insurance Subsidiary that are specifically allocated to and designated for the risks insured against of, or the liabilities that may be owed to, a specific insured or beneficiary, including but not limited to: (i) unincorporated protected insurance cells; (ii) incorporated insurance cells; (iii) collateralization mechanisms including but not limited to trusts; (iv) letters of credit; and (v) separate accounting entries on a subsidiary insurer’s financial records, (i) [reserved], (j) surplus notes which are permitted to be included, in whole or in part, as capital and surplus of an Insurance Subsidiary as approved and permitted by the applicable insurance regulator (k) Financial Indebtedness (including Capitalized Lease Obligations, mortgage financings or purchase money obligations), incurred by the GMHI Group for the purpose of financing or reimbursing all or any part of the purchase price or cost of fixed or capital assets and, in each case, incurred in the ordinary course of business consistent with past practices, (l) the honoring by a bank or other financial institution of a check, draft or similar instrument, (m) owed to banks and other financial institutions by the GMHI Group in connection with ordinary banking arrangements to provide treasury services or to manage cash balances of the Issuer and its Subsidiaries, (n) by an Insurance Subsidiary in connection with investments consistent with its board-approved investment policies and in each case, incurred in the ordinary course of business consistent with past practices, (o) [reserved], (p) in respect of letters of credit, whether or not drawn, and bankers’ acceptances and letters of guaranty issued for the account or upon the application or request of such Person, (q) the liabilities (if any) of such Person in respect of Swap Contracts (incurred in the ordinary course of business consistent with past practices and for non-speculative purposes) as determined by reference to the Swap Termination Value thereof, (r) building leases and (s) loss reserves for insurance purposes in the ordinary course of business.

“Organization Documents” means (i) with respect to any corporation, the certificate or articles of incorporation, the bylaws, any certificate of designation or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and all applicable resolutions or consents of the governing body (or any committee thereof) of such limited liability company and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and all applicable resolutions or consents of the governing body (or any committee thereof).

“Payment Demand” means an “Interim Payment Demand” or “Final Payment Demand”, as applicable, in each case as such terms are defined in the Settlement Agreement.

“Permitted Refinancing” means, with respect to any Person, any refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness (“Refinanced Indebtedness”) of such Person; provided that, with respect to the Indebtedness that is the result of such refinancing, refunding, renewal, replacement, exchange or extension (the “Refinancing Indebtedness”) (a) such Refinancing Indebtedness is in an aggregate principal amount that does not exceed the principal amount (or, if issued with original issue discount, the accreted value) of such Refinanced Indebtedness plus accrued interest, premium thereon (including any make-whole or other prepayment premium) and reasonable fees and expenses incurred in connection with such Refinancing Indebtedness; (b) such Refinancing Indebtedness has a final maturity no sooner than, and a weighted average life to maturity no less than, such Refinanced

Indebtedness; (c) if such Refinanced Indebtedness is subordinated (whether as to payment or priority) to the Obligations, such Refinancing Indebtedness is subordinated to the Obligations to the same extent as the Refinanced Indebtedness; (d) no additional Liens, if any, are granted with respect to such Refinancing Indebtedness unless such Liens are also provided to the Holder in accordance with Section 11.1(c) (if applicable) and the last paragraph of Section 11.2; (e) no additional Person is obligated, primarily or contingently, on such Refinancing Indebtedness unless corresponding guarantees (with similar scope) are provided to the Holder in accordance with the last paragraph of Section 11.2; and (f) such Refinancing Indebtedness shall be on terms no more adverse in any material respect to the Holder than the terms of such Refinanced Indebtedness.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of GFI or any of its Subsidiaries existing or arising under Swap Contracts; provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view”.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PMIERs” means the Private Mortgage Insurer Eligibility Requirements published by the Federal Home Loan Mortgage Corporation or Federal National Mortgage Association.

“Policies” means all insurance policies (including mortgage insurance, life insurance and long-term care policies), financial guarantees, separate account liabilities, annuity contracts, guaranteed interest contracts and funding agreements (including riders to any such policies or contracts, certificates issued with respect to group life insurance or annuity contracts and any insurance contracts issued in connection with retirement plans or arrangements) and assumption certificates issued or to be issued (or filed pending current review by applicable Governmental Authorities) by any Insurance Subsidiary.

“Pound Sterling” “Pound” and “£” means the lawful money of the United Kingdom.

“primary obligor” has the meaning set forth in the definition of Guarantee.

“Proceeding” has the meaning set forth in Section 13.4(a).

“Qualified Equity Interests” means Equity Interests which are not Disqualified Equity Interests.

“Qualifying Debt Transactions” means one or more issuances or incurrences by any Note Party or any member of the GMHI Group of any Financial Indebtedness (excluding (1) any Guarantees of Financial Indebtedness of a Note Party or a member of the GMHI Group, (2) Operating Indebtedness of any member of the GMHI Group, (3) Capitalized Lease Obligations, (4) a Permitted Refinancing of Financial Indebtedness and (5) convertible debt securities that are mandatorily convertible into Equity Interests of GMHI upon an initial public offering of such Equity Interests) owing to a Person that is not GFI, its Subsidiaries or any Affiliate of GFI or any of its Subsidiaries in a public offering, private placement or otherwise.

“Qualifying Equity Transaction” means one or more sales or issuances by GFI or any of its Subsidiaries of any Qualified Equity Interests (or convertible debt securities that are mandatorily convertible into Equity Interests of GMHI upon an initial public offering of such Equity Interests) of GMHI or any its Subsidiaries, in a public offering, private placement or otherwise.

“Qualifying Reinsurance Transaction” means any reinsurance transaction in which any Insurance Subsidiary of GMHI cedes risks under mortgage insurance policies or contracts to a third party to the extent proceeds from such reinsurance transaction are retained by the ceding company and the transaction is entered into for the purpose of managing insurance risk or supporting its overall capital position.

“Quantum Judgment” means any judgment delivered by the High Court of Justice of England and Wales in respect of the dispute over the quantum of the Issuers’ liability that was heard in the High Court of Justice of England and Wales from 15 to 23 June 2020 under Claim No. CL-2017-000795.

“Reinsurance Agreements” means any agreement, contract, treaty, certificate or other arrangement by which any Insurance Subsidiary agrees to cede to, or assume from, another insurer all or part of the liability assumed or assets held by it under one or more insurance, annuity, reinsurance or retrocession policies, agreements, contracts, treaties, certificates or similar arrangements. Reinsurance Agreements shall include, but not be limited to, any agreement, contract, treaty, certificate or other arrangement that is treated as such by the applicable Governmental Authority of such Insurance Subsidiary’s jurisdiction of domicile.

“Related Indemnified Person” has the meaning set forth in Section 13.4(a).

“Required Retention Amount” means, at the time of any Qualifying Debt Transaction or Qualifying Equity Transaction, the amount of cash or Cash Equivalents (as determined by the Issuers) that is necessary for GMICO to retain in order to (i) maintain 115% of PMIERs sufficiency or (ii) maintain a risk-to-capital ratio of less than 18:1, which, in the case of clauses (i) and (ii), shall be calculated in accordance with the applicable PMIERs and applicable statutory accounting practices proscribed or permitted by the applicable insurance regulator, respectively, and in a manner consistent with past practice.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or legally binding upon the Person or any of its property to which the Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief operating officer, chief administrative officer, secretary or assistant secretary, treasurer or assistant treasurer or other similar officer or Person performing similar functions of a Note Party. Any document delivered hereunder that is signed by a Responsible Officer of a Note Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership, limited liability company and/or other action on the part of such Note Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Note Party.

“Retained QDT Proceeds” has the meaning set forth in Section 6.2(a).

“Retained QET Net Proceeds” has the meaning set forth in Section 6.2(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the regulations promulgated thereunder.

“Senior Notes” means GHI’s (i) 7.200% Senior Notes due 2021, (ii) 7.625% Senior Notes due 2021, (iii) 4.900% Senior Notes due 2023, (iv) 4.800% Senior Notes due 2024 and (v) 6.500% Senior Notes due 2034.

“Senior Officer” means the chief executive officer, the chief financial officer or treasurer (or any Person that performs substantively the same functions of the foregoing) of a Note Party.

“Settlement Agreement” means that certain Settlement Agreement, by and among the Note Parties and the Holder, dated as of July 20, 2020.

“S&P” means Standard & Poor’s Ratings Group, Inc. and its successors and assigns.

“Specified Persons” has the meaning set forth in Section 8.1(f).

“Spot Rate” means, on any date with respect to any currency, the rate at which such currency may be exchanged into any other currency, as set forth on such date on the 11:00 am Bloomberg FX Fixing Page for such currency (or any successor page thereto).

In the event that such rate does not appear on such page or any successor page, the Spot Rate shall be the rate determined by the Administrative Issuer to be the rate quoted by the person acting in such capacity as the spot rate for the exchange of one currency into another currency for purposes of GFI’s financial statements on the date two Business Days prior to the date as of which the foreign exchange computation is made or if such rate cannot be computed as of such date such other date as the Holder and the Administrative Issuer shall reasonably determine is appropriate under the circumstances.

“Sterling Equivalent” means, at any time, (a) with respect to any amount denominated in Pound Sterling, such amount, and (b) with respect to any amount denominated in any currency other than Pound Sterling, the equivalent amount thereof in Pound Sterling as determined by the Administrative Issuer at such time on the basis of the Spot Rate (determined as of the applicable date of determination) for the purchase of Pound Sterling with such currency.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (a) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly or indirectly, by such Person or (b) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, by such Person, to the extent such entity’s financial results are required to be included in such Person’s consolidated financial statements under GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of each of the Issuers.

“Swap Contract” means any agreement relating to any transaction (whether or not arising under a master agreement) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, futures contract, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option, credit derivative transaction, replication transaction or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and any master agreement relating to or governing any or all of the foregoing.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Taxes” means all present or future taxes, duties, levies, imposts, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority including interest, penalties and additions to tax.

“Termination Date” means the date of payment in full in cash of the Obligations (including (x) any Future Loss Payment Amounts added to the principal amount of the Note on or prior to such date and (y) the Future Loss Payoff Amount but (z) excluding any other contingent obligations in respect of which no claim has been asserted).

“Threshold Amount” means $100,000,000 (or its equivalent).

“Transaction Liens” mean the Liens granted by the Note Parties under the Collateral Documents.

“Transactions” means, collectively, (a) the issuing of the Note on the Issue Date and the execution and delivery of Note Documents to be entered into on the Issue Date and (b) the payment of fees and expenses in connection with the foregoing.

“United States” and “U.S.” means the United States of America.

“U.S. Guarantee and Collateral Agreement” means that certain U.S. Guarantee and Collateral Agreement entered into by the Note Parties in favor of Holder on the date hereof.

“US Life” means, as of any date of determination, Genworth Life Insurance Company, a Delaware insurance company, and its Subsidiaries as of such date.

“Voting Stock” of any Person means Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of the board of directors or similar governing body of such Person.

Section 2.2 Other Interpretative Provisions.

With reference to this Note and each other Note Document, unless otherwise specified herein or in such other Note Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Note Document shall refer to such Note Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Note Document in which such reference appears.

(d) The term “including” (and its correlatives) means by way of example and not as a limitation.

(e) The word “or” is not exclusive.

(f) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(g) The word “incur” (and its correlatives) shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist.

(h) Unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights.

(i) The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(j) Unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s permitted successors and assigns and (B) to any Note Party shall be construed to include such Note Party as debtor and debtor-in-possession and any receiver or trustee for such Issuer or any other Note Party, as the case may be, in any insolvency or liquidation proceeding.

(k) All references to any Governmental Authority, shall include any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(l) Section headings herein and in the other Note Documents are included for convenience of reference only and shall not affect the interpretation of this Note or any other Note Document.

(m) Wherever the phrase “to the knowledge” or words of similar import relating to the knowledge or the awareness of any Senior Officer or Responsible Officer of a Note Party are used in this Note or any other Note Documents, such phrase shall mean and refer to, as applicable, (i) the actual knowledge of such Person or (ii) the knowledge that such Person would have obtained if such officer had engaged in good faith and diligent performance of such officer’s duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Note Party.

(n) All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

(o) When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and, in the case of any payment that accrues interest, interest thereon shall be payable for the period of such extension.

Section 2.3 Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including any financial calculations) required to be submitted pursuant to this Note shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

Section 2.4 Payment Direction

So long as AXA SA is the Holder, AXA SA may, upon at least one (1) Business Day’s prior notice to the Administrative Issuer, direct that any payment required to be made by any Note Party to the Holder be instead made to AXA France Vie or AXA France IARD, for the account of AXA SA and which payment shall be deemed received by AXA SA for purposes of satisfying such payment requirement.

Section 2.5 References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Note Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are not prohibited by the Note Documents; and (b) references to any Law (including by succession of comparable successor laws) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 2.6 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 2.7 Administrative Issuer; Joint and Several Liability of the Issuers

(a) Each Issuer hereby irrevocably appoints GFI as the agent and attorney-in-fact for the Issuers (the “Administrative Issuer”) which appointment shall remain in full force and effect unless and until the Holder shall have received prior written notice signed by all of the Issuers that such appointment has been revoked and that another Issuer has been appointed Administrative Issuer. Each Issuer hereby irrevocably appoints and authorizes the Administrative Issuer (i) to provide to the Holder and receive from the Holder all notices and instructions under this Note or the other Note Documents and (ii) to take such action as the Administrative Issuer deems appropriate on its behalf in connection with the Note Documents and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Note and the other Note Documents.

(b) Each Issuer hereby accepts joint and several liability hereunder and under the other Note Documents in consideration of the accommodations provided by the Holder under the Settlement Agreement, this Note and the other Note Documents, for the mutual benefit, directly and indirectly, of each of the Issuers and in consideration of the undertakings of each other Issuer to accept joint and several liability for the Obligations. Each of the Issuers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Issuers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.7), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Issuers without preferences or distinction among them. If and to the extent that any of the Issuers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Issuers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Issuers under the provisions of this Section 2.7 constitute the absolute and unconditional, full recourse Obligations of each of the Issuers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the Settlement Agreement, this Note, the other Note Documents or any other circumstances whatsoever.

(c) The provisions of this Section 2.7 are made for the benefit of the Holder and its successors and permitted assigns, and may be enforced by them from time to time against any or all of the Issuers as often as occasion therefor may arise and without requirement on the part of the Holder or such successors or permitted assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the Issuers or to exhaust any remedies available to it or them against any of the Issuers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.7 shall remain in effect until the Termination Date.

(d) Each of the Issuers hereby agrees that it will not enforce any of its rights of contribution, recourse or subrogation against the other Issuer with respect to any liability incurred by it hereunder or under any of the other Note Documents, any payments made by it to the Holder with respect to any of the Obligations or any Collateral, until the Termination Date. Any claim which any Issuer may have against the other Issuer with respect to any payments to the Holder hereunder or under any other Note Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

ARTICLE 3

REPAYMENT

Section 3.1 Repayment.

(a) The Issuers shall pay to the Holder an amount equal to £158,500,000 (the “First Installment Amount”) on the First Installment Date (which payment shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 6.3); provided that, for the avoidance of doubt, upon the occurrence and during the continuation of an Event of Default, the Holder shall have the right to declare and cause the outstanding principal amount of this Note, together with all accrued and unpaid interest thereon, and all other outstanding Obligations to become immediately due and payable as set forth in Section 8.2.

(b) The Issuers shall pay to the Holder all outstanding principal under this Note (including amounts added to the principal pursuant to Section 3.2(a)), together with all accrued and unpaid interest thereon, on the Maturity Date; provided that, for the avoidance of doubt, upon the occurrence and during the continuation of an Event of Default, the Holder shall have the right to declare and cause the outstanding principal amount of this Note, together with all accrued and unpaid interest thereon, and all other outstanding Obligations to become immediately due and payable as set forth in Section 8.2.

Section 3.2 Future Loss Payment Amounts.

(a) Any Future Loss Payment Amounts demanded pursuant to a Payment Demand in accordance with the Settlement Agreement prior to or on the Termination Date shall be added to and increase the Aggregate Principal Amount of the Note on the date of such Payment Demand.

(b) For U.S. federal income tax purposes, the parties agree that the payment demand of a Future Loss Payment Amount described in this Section 3.2 shall constitute a new and separate payment obligation between Issuers and Holders, and the addition of any Future Loss Payment Amount to the outstanding principal amount shall be treated as an agreement by the Issuer to pay such additional amount to the Holders pursuant to the terms of this Note, and not as a reissuance of the Note for a different principal amount.

ARTICLE 4

INTEREST

Section 4.1 Interest.

(a) Interest shall accrue on the aggregate principal amount of this Note outstanding from time to time at a rate per annum equal to 5.25 % per annum (the “Interest Rate”); provided that in the event that the principal amount of the Note shall have been prepaid or repaid in an amount equal to not less than $200,000,000 (in the aggregate) on or prior to June 30, 2021 in accordance with Section 6.1 (excluding pursuant to Section 6.1(b)) and/or Section 6.2, then, subject to Section 4.1(d), the interest rate per annum shall be reduced to 2.75%, for all interest accruing after the date of such prepayment, and also applied retroactively to all interest having accrued prior to such date; provided that the aggregate amount of such interest rate reduction as it relates to interest that has already been paid prior to such date (as calculated by the Issuers) shall be held by the Issuers as a credit that may be applied by the Issuers in their discretion (by written notice to the Holder) against future payments of principal and interest due under this Note (the “Interest Rate Reduction Credit”). Notwithstanding anything to the contrary in this Note or any other Note Document that requires payment of interest or principal in cash, the Interest Rate Reduction Credit may be applied by the Issuers in satisfaction of such payment.

(b) Interest under this Note shall accrue on the principal amount of this Note from and including the Issue Date to but excluding the date of repayment of such principal amount. Interest under this Note shall be computed on the basis of a 360 day year for the actual number of days elapsed.

(c) Interest accruing on the principal amount of this Note shall be payable in cash (i) quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 2020 and (ii) at maturity (whether upon demand, by acceleration or otherwise).

(d) To the fullest extent permitted by Law and notwithstanding anything to the contrary in this Article 4, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and overdue unpaid interest under this Note, and any other outstanding Obligations of the Note Parties under this Note and the other Note Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal to 7.25%. Interest under this Section 4.1(d) shall be payable from time to time on demand by the Holder.

ARTICLE 5

CONDITIONS PRECEDENT

The issuance and effectiveness of this Note and the entry and effectiveness of the other Note Documents is subject to the satisfaction or waiver by AXA of the conditions precedent set forth in Schedule 1 to the Settlement Agreement.

ARTICLE 6

PREPAYMENTS

Section 6.1 Optional Prepayment.

(a) Upon not less than three (3) Business Days’ prior notice given to the Holder (or such shorter notice as the Holder may agree), the Issuers, at their option, may prepay all or any portion of (x) the outstanding principal amount of this Note at any time without premium or penalty, by paying such amount to the Holder, together with any unpaid interest thereon accrued to but excluding the date of such prepayment and (y) the Future Loss Payoff Amount. Any such notice may state that the prepayment set forth in such notice is conditioned upon the occurrence or non-occurrence of any event specified therein, in which case such notice may be revoked, or the notice period therein may be extended, by the relevant Issuer if such condition is not satisfied.

(b) To the extent that the Settlement Agreement or any other agreement in writing, entered into among the Holder, the Issuers and any other party thereto, provides that payments thereunder are to be applied to reduce the Obligations under this Note, payments received by the Holder or on behalf of the Holder (including by AXA France Vie or AXA France IARD on the terms set forth in Section 2.4 above) under such agreement shall be deemed a prepayment pursuant to this Section 6.1(b) and applied in accordance with Section 6.3.

Section 6.2 Mandatory Prepayment.

(a) Within five (5) Business Days of the consummation of any Qualifying Debt Transaction, the Issuers shall cause to be applied an amount equal to the Sterling Equivalent of 80.0% of the total gross proceeds raised in respect of such Qualifying Debt Transaction against prepayment of any accrued and unpaid interest on, and outstanding principal amount, of this Note, together with the Future Loss Payoff Amount; provided that GFI and its Subsidiaries shall be entitled to retain and exclude from the calculation and prepayment requirement above an amount (the “Retained QDT Proceeds”) from all Qualifying Debt Transactions since the Issue Date not exceeding in the aggregate the sum of (A) the lesser of (x) $750,000,000 (or its dollar equivalent) and (y) the amount of such total gross proceeds that (1) are used or will be used to repay GHI’s then outstanding 7.200% Senior Notes due 2021 and 7.625% Senior Notes due 2021, (2) are used or will be used to pay reasonable fees (including discounts, premiums and commissions), expenses, interest and other costs related to such Qualifying Debt Transaction or the payoff of such Senior Notes and (3) are used or will be used to fund such other uses in a manner substantially consistent with the uses described by the Issuers to the Holder in writing prior to the Issue Date (including any reserves established for any such uses) plus (B) the amount of any applicable Required Retention Amount; provided, further that in connection with any amounts constituting Retained QDT Proceeds, (x) at the time of such determination no Event of Default has occurred and is continuing (or would result therefrom) and (y) the Administrative Issuer has, on or prior to the date of consummation of any Qualifying Debt Transaction, delivered a certificate signed by a Senior Officer of the Administrative Issuer to the Holder with supporting evidence in reasonable detail as to the calculation of the Retained QDT Proceeds, including amounts retained pursuant to clause (A) above and the Required Retention Amount set forth in clause (B) above and certifying that an amount equal to the Required Retention Amount shall be contributed to GMICO to avoid a capital deficiency giving rise to the Required Retention Amount. It is understood and agreed that to the extent the Issuers or any of their Subsidiaries no longer need or intend in good faith to so apply any amounts constituting Retained QDT Proceeds pursuant to clause (A)(y) or clause (B) above for the uses set forth therein (including any such amounts held or reserved for such uses), such amounts no longer so needed or intended to be so applied shall be subject to prepayment pursuant to the calculation set forth in this clause (a) within five (5) Business Days of such determination without giving regard to the previous retention of Retained QDT Proceeds by such amount.

(b) Within five (5) Business Days of the consummation of any Qualifying Equity Transaction, the Issuers shall cause to be applied an amount equal to the Sterling Equivalent of 100% of the total Net Cash Proceeds raised in respect of such Qualifying Equity Transaction against prepayment of any accrued and unpaid interest on and outstanding principal amount of this Note, together with the Future Loss Payoff Amount; provided that GFI and its Subsidiaries shall be entitled to retain an amount (the “Retained QET Net Proceeds”) from all Qualifying Equity Transactions since the Issue Date not exceeding in the aggregate the sum of (A) the lesser of (x) $475,000,000 and (y) the amount of such proceeds that (1) are used or will be used to repay GHI’s then outstanding 7.200% Senior Notes due 2021 and 7.625% Senior Notes due 2021, (2) are used or will be used to pay reasonable fees (including discounts, premiums and commissions), expenses, interest and other costs related to the payoff of such Senior Notes and (3) without duplication of the amounts netted pursuant to the definition of Net Cash Proceeds, are used or will be used to fund such other uses in a manner substantially consistent with the uses described by the Issuers to the Holder in writing prior to the Issue Date (including any reserves established for any such uses) plus (B) the amount of any applicable Required Retention Amount; provided, further that in connection with any amounts constituting Retained QET Net Proceeds, (x) at the time of such determination no Event of Default has occurred and is continuing (or would result therefrom) and (y) the Administrative Issuer has, on or prior to the date of consummation of any Qualifying Equity Transaction, delivered a certificate signed by a Senior Officer of the Administrative Issuer to the Holder with supporting evidence in reasonable detail as to the calculation of the Retained QET Net Proceeds, including amounts retained pursuant to clause (A) above and the Required Retention Amount set forth in clause (B) above and certifying that an amount equal to the Required Retention Amount shall be contributed to GMICO to avoid a capital deficiency giving rise to the Required Retention Amount. It is understood and agreed that to the extent the Issuers or any of their Subsidiaries no longer need or intend in good faith to so apply any amounts constituting Retained QET Net Proceeds pursuant to clause (A)(y) or clause (B) above for the uses set forth therein (including any such amounts held or reserved for such uses), such amounts no longer so needed or intended to be so applied shall be subject to prepayment pursuant to the calculation set forth in this clause (b) within five (5) Business Days of such determination without giving regard to the previous retention of Retained QET Net Proceeds by such amount.

(c) Immediately upon the occurrence of a Change of Control (or, in the case of clauses (b) and (c) of the definition thereof, within five (5) Business Days), the Issuers shall repay the outstanding principal amount of this Note, together with all accrued and unpaid interest thereon, and all other outstanding Obligations (including, for the avoidance of doubt, the Future Loss Payoff Amount).

(d) Upon the consummation or completion of the China Oceanwide Acquisition and solely to the extent that the China Oceanwide Acquisition results in at least $1,500,000,000 of capital contributions of which GFI and/or any of the Note Parties or their respective Subsidiaries is in receipt or possession, the Issuers shall, as promptly as practicable in light of the Note Parties’ then existing liquidity needs (as determined by the Note Parties in good faith) after such receipt or possession and in any event by June 30, 2022, cause to be applied such sums against prepayment in full of any accrued and unpaid interest on and all outstanding principal amount of this Note, together with the Future Loss Payoff Amount.

(e) Subject to and without duplication of any amounts required to be paid under Section 6.2(a) and (b) above (it being understood, for the avoidance of doubt, that any dividends or other distributions made out of the proceeds of any Qualifying Debt Transaction or Qualifying Equity Transaction shall not give rise to any mandatory prepayment under this clause (e), so long as mandatory payments are made to the extent required under Section 6.2(a) and (b) above), within five (5) Business Days of:

(i) (x) receipt of any dividends or other distributions in respect of any GMHI Owned Shares (including any GMHI Pledged Shares) by any Note Party (which will be deemed to be a pro rata dividend or distribution on all GMHI Owned Shares (including any GMHI Pledged Shares) whether or not in fact such dividend or distribution is pro rata), or (y) receipt by GFI or any of Subsidiaries (other than members of the GMHI Group) of any proceeds of (1) any intercompany loan, note or advance made from a member of the GMHI Group or (2) the payment or prepayment by a member of the GMHI Group on any intercompany loan, note or advance (whether by way of payment of principal or interest) made by GFI or any Subsidiaries (other than members of the GMHI Group) to a member of the GMHI Group, the Issuers shall cause to be applied an amount equal to the Sterling Equivalent of 100% of the cash proceeds of such dividend, distribution, or amounts in respect of any intercompany note or advance (as if such amounts in respect of such intercompany note or advance were a pro rata distribution on all GMHI Owned Shares (including the GMHI Pledged Shares)) against prepayment of any accrued and unpaid interest on and outstanding principal amount of this Note, together with the Future Loss Payoff Amount;

(ii) any GMHI Distribution Equivalent Transaction that is not otherwise subject to subclause (i) above, the Note Parties shall be deemed to have received a pro rata distribution on all GMHI Owned Shares (including any GMHI Pledged Shares) in cash in an amount equal to the Sterling Equivalent of 100% of the value of such GMHI Distribution Equivalent Transaction, and the Issuers shall cause to be prepaid in cash in the amount of such deemed distribution any accrued and unpaid interest on and outstanding principal amount of this Note, together with the Future Loss Payoff Amount;

provided, that notwithstanding any requirement to make any payments referred to in clauses (e)(i) and (e)(ii) above, so long as no Event of Default has occurred and is continuing (or would result therefrom), GFI and its Subsidiaries shall be entitled (x) in the case of clause (e)(i)(x) above, to retain proceeds of dividends or other distributions attributable after giving effect to any pro rata allocation to the GMHI Owned Shares (other than the GMHI Pledged Shares), and not pay to the Holder, and (y) in the case of clause (e)(i)(y) and (e)(ii) above, with respect to the amounts attributable to the GMHI Owned Shares (excluding the GMHI Pledged Shares), to not pay to the Holder, in an aggregate amount across clauses (x) and (y) retained and/or not paid over not exceeding $50,000,000 (or the equivalent thereof) in each of the fiscal years ending December 31, 2021 and December 31, 2022.

(f) Within five (5) Business Days of:

(i) any sale or other Disposition of any GMA.AX Owned Shares (including any GMA.AX Pledged Shares) by any Note Party, the Issuers shall cause to be applied an amount equal to the Sterling Equivalent of 100% of the Net Cash Proceeds (assuming, for purposes of the determination of Net Cash Proceeds in the case of GMA.AX Owned Shares that are not GMA.AX Pledged Shares, that such GMA.AX Owned Shares were sold or Disposed of for no less than fair market value (or at the actual price received if higher than fair market value) and 100% cash consideration) in respect of such sale or Disposition (and in the case of any non pro rata sale or other Disposition (including pursuant to a share buyback) of GMA.AX Owned Shares, as if such sale or Disposition was made pro rata across all GMA.AX Owned Shares (including the GMA.AX Pledged Shares)) against prepayment of any accrued and unpaid interest on and outstanding principal amount of this Note, together with the Future Loss Payoff Amount; and

(ii) (x) receipt of any dividends or other distributions in respect of any GMA.AX Owned Shares (including any GMA.AX Pledged Shares) by any Note Party (which will be deemed to be a pro rata dividend or distribution on all GMA.AX Owned Shares (including any GMA.AX Pledged Shares) whether or not in fact such dividend or distribution is pro rata) or (y) receipt by GFI or any of Subsidiaries (other than members of the GMA.AX Group) of any proceeds of (1) any intercompany loan, note or advance made from a member of the GMA.AX Group or (2) the payment or prepayment by a member of the GMA.AX Group on any intercompany loan, note or advance (whether by way of payment of principal or interest) made by GFI or any Subsidiaries (other than members of the GMA.AX Group) to a member of the GMA.AX Group, the Issuers shall cause to be applied an amount equal to the Sterling Equivalent of 100% of the cash proceeds of such dividend, distribution, or amounts in respect of any intercompany note or advance (as if such amounts in respect of such intercompany note or advance were a pro rata distribution on all GMA.AX Owned Shares (including the GMA.AX Pledged Shares)) against prepayment of any accrued and unpaid interest on and outstanding principal amount of this Note, together with the Future Loss Payoff Amount;

provided, that, notwithstanding any requirement to make such payments referred to in clauses (f)(i) and (f)(ii) above, other than (x) in connection with any sale or other Disposition in connection with a tender offer made for the GMA.AX Owned Shares that GHI and GFIH have accepted (in their discretion) or (y) if an Event of Default has occurred and is continuing, GFI and its Subsidiaries shall be entitled to retain Net Cash Proceeds of sales and other Dispositions and/or proceeds of dividends or other distributions attributable after giving effect to any pro rata allocation to the GMA.AX Owned Shares (other than the GMA.AX Pledged Shares), and not pay over to the Holder, in an aggregate amount retained equal to $50,000,000 (or the equivalent thereof) in each of the fiscal years ending December 31, 2021 and December 31, 2022.

(g) Within fourteen (14) days of the occurrence of a GMA.AX Prepayment Event which is continuing through the last day of such fourteen (14) day period, the Issuers shall cause to be applied an amount equal to the Sterling Equivalent of the market price of the GMA.AX Pledged Shares (based on the trading price of GMA.AX shares on the Issue Date multiplied by the number of such GMA.AX Pledged Shares) against prepayment of any accrued and unpaid interest on and outstanding principal amount of this Note.

Section 6.3 Application of Payments.

Each optional or mandatory prepayment pursuant to Sections 6.1 and 6.2 shall be applied first, against the First Installment Amount, if any remains unpaid, including all accrued and unpaid interest on the amount of principal so prepaid, second, against the then principal amount of this Note (including any Future Loss Payment Amounts that have been added to the principal amount of the Note) due on the Maturity Date, including all accrued and unpaid interest on the amount of principal so prepaid, third, if such prepayment would reduce the outstanding principal amount of this Note to zero, against the remaining Future Loss Payoff Amount, if any, and fourth, if such amounts in first through third have been reduced to zero, against any other outstanding Obligations.

ARTICLE 7

PAYMENTS

Section 7.1 Manner and Place of Payment. All payments under or in connection with this Note shall be made by 2:00 pm Eastern Time on the date when due, in Pound Sterling and in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments under or in connection with this Note shall be made by wire transfer of immediately available funds to the account of the Holder identified on Schedule 7 hereto or to such other account as the Holder shall notify to the Administrative Issuer in writing from time to time. If any payment on this Note becomes due on a day that is not a Business Day, then such payment shall be made on the next Business Day and such extension of time shall be included in computing interest in connection with such payment. All payments received by the Holder after 2:00 pm (Eastern Time) shall be deemed received on the next succeeding Business Day and any applicable interest shall continue to accrue.

Section 7.2 Withholding.

(a) Any and all payments by or on account of any obligation of the Issuers hereunder shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then (i) the applicable payor shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (ii) the sum payable by the Issuer shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 7.2) the Holder receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) As of the date hereof, each of AXA SA, AXA France Vie and AXA France IARD has provided the Issuers a valid signed copy of IRS Form W-8-BEN-E evidencing a complete exemption from withholding Tax on interest and “Other Income”, together with any certificates or documentation necessary to support such exemption. In the event any such form expires or becomes inaccurate, AXA SA shall promptly provide Issuer of notice, and shall cause AXA France Vie or AXA France IARD to, provide replacement copies of such forms or promptly notify the Issuers in writing of its legal inability to do so. In the event of a transfer, assignment or participation pursuant to Section 13.6 hereof, the assignee, transferee or participant (as the case may be) shall provide each Issuer copies of any tax forms it is legally available to provide that would reduce or eliminate the rate of withholding Tax on payments made hereunder.

(c) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 7 (including by the payment of additional amounts pursuant to this Section 7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 7 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (c) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (c), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (c) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(d) The Holder shall provide the Issuers with any documentation or form reasonably required by the Issuers as may be necessary for the Issuers to comply with FATCA.

ARTICLE 8

DEFAULTS AND REMEDIES

Section 8.1 Events of Default.

Any of the following shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Note Party fails to pay (i) when due as required to be paid herein, whether at the due date thereof or at a date fixed for prepayment or otherwise, any amount of principal of this Note, (ii) within five (5) days after the same becomes due, any interest or fee payable hereunder or under any other Note Document; or (iii) within ten (10) days after the same becomes due, any other amount payable hereunder or under any Note Document; or

(b) Specific Covenants. The applicable Note Party fails to (or, to the extent applicable, fails to cause any Subsidiary to) perform or observe any term, covenant or agreement contained in any of Sections 10.3(a), 10.4(a) or 10.12(b) or Article 11; or

(c) Other Defaults. The applicable Note Party fails to perform or observe any other term, covenant or agreement (not specified in Section 8.1(a) or (b)) contained in this Note or any other Note Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier of the date (x) a Senior Officer of any Note Party has knowledge of such failure and (y) upon which written notice thereof is given to the Administrative Issuer by the Holder; or

(d) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Note Party pursuant to any Note Document or in any certificate or other document furnished by (or on behalf of) the Issuers pursuant to any Note Document shall prove to have been incorrect in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Note Party or any Subsidiary of a Note Party (except for GMA.AX and its Subsidiaries) (A) fails to make any payment in respect of any Indebtedness (other than Swap Contracts and the Obligations) having an aggregate outstanding principal amount of more than the Threshold Amount (in the aggregate for all such Indebtedness), when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) after giving effect to any applicable grace period; or

(B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness having an aggregate outstanding principal amount of more than the Threshold Amount (in the aggregate for all such Indebtedness) (and, in each case, such failure or event continues after the applicable grace or notice period, if any, specified in the relevant document) if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity; or (ii) (w) an Event of Default (as defined in an applicable Swap Contract) occurs under any Swap Contract as to which any Note Party or any Subsidiary of a Note Party (except for GMA.AX and its Subsidiaries) is the Defaulting Party (as defined in such Swap Contract) and the Non-defaulting Party (as defined under such Swap Contract) has designated an Early Termination Date (as defined in such Swap Contract) for all outstanding transactions under such Swap Contract as a result of such Event of Default and (x) the Swap Termination Value is greater than the Threshold Amount (in the aggregate for all such Swap Contracts); provided that (A) any failure, event or condition described in this Section 8.1(e) shall not at any time constitute an Event of Default unless, at such time, such failure, event or condition is unremedied and not waived by the holders of such debt and (B) this Section 8.1(e) shall not apply to secured debt that becomes due as a result of the Disposition of the property or assets (as permitted hereunder) securing such debt; or

(f) Insolvency; Voluntary Proceedings. Any Note Party, GMA.AX, GMHI or any Material Subsidiary of GFI (other than US Life) (collectively, the “Specified Persons” and each, a “Specified Person”) (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; (iii) applies for or consents to the appointment of a receiver, interim receiver, trustee, monitor, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or for a substantial and material part of its assets, or (iv) takes any action to effectuate or authorize any of the foregoing; provided that, for purposes of clarity, no liquidation, dissolution, reorganization or winding up of any Person (whether pursuant to a corporate or similar statute or a proceeding before a Governmental Authority or otherwise) which is voluntary and solvent (and not, for purposes of clarity, as part of a settlement or compromise for the benefit of creditors) shall constitute an Event of Default to the extent not restricted by Section 11.4; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Specified Person, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of a Note Party’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Specified Person admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; (iii) any Specified Person acquiesces in the appointment of a receiver, interim receiver, trustee, monitor, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial and material portion of its property or business; (iv) any Specified Person shall become subject to any conservation, rehabilitation or liquidation order, directive or mandate issued by any Governmental Authority; or (v) with respect to any Specified Person that is incorporated or organized in Australia, an Australian Insolvency Event occurs to it; or

(h) Material Judgments. With the exception of the Quantum Judgment, one or more judgments or decrees shall be entered against a Note Party involving in the aggregate a liability (to the extent not paid or covered by insurance as to which the relevant insurance company has not denied coverage) of the Threshold Amount or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof, or any action shall be taken by a judgment creditor to attach or levy upon a substantial and material part of the assets of any Note Party or any of their Subsidiaries to enforce any such judgment or decree; or

(i) Invalidity of Note Documents. Any material provision of this Note or any other Note Document, at any time after its execution and delivery and for any reason, ceases to be in full force and effect; or any Note Party contests in writing the validity or enforceability of any provision of this Note or any other Note Document or the validity or priority of a Lien as required by the Collateral Documents on any portion of the Collateral; or any Note Party denies in writing that it has any or further liability or obligation purported to be created under this Note or any other Note Document, or purports in writing to revoke or rescind any Note Document; or

(j) Collateral Documents. Any Collateral Document shall for any reason cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any portion of the Collateral purported to be covered thereby. For the avoidance of doubt, the following shall not constitute an Event of Default under this Section 8.1(j): (i) a sale or other Disposition of the applicable Collateral in a transaction permitted under the Note Documents, (ii) the Holder’s failure to maintain possession of any stock certificates of GMHI delivered to it or to file or continue any UCC or similar statements and (iii) the Holder’s or CHESS Participant’s termination of the Australian Tripartite Agreement.

Section 8.2 Remedies Upon Event of Default.

Upon the occurrence and during the continuance of any Event of Default, the Holder may take any or all of the following actions:

(a) declare all or any portion of the aggregate principal amount of this Note then outstanding to be accelerated and due and payable, whereupon all or such portion of such aggregate principal amount of this Note, all accrued and unpaid interest thereon, and all other Obligations (including the Future Loss Payoff Amount) shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Issuers (to the extent not prohibited by applicable Law);

(b) subject to the provisions set forth in the Collateral Documents, exercise all voting powers in respect of the GMHI Pledged Shares and receive all dividends in respect of the GMHI Pledged Shares; and

(c) exercise any and all rights and remedies available to the Holder hereunder or under the other Note Documents (or any other contract, agreement or instrument entered into in connection therewith), under applicable Laws or otherwise;

provided, however, that upon the occurrence of any Event of Default described in Section 8.1(f) or (g), without any notice to any Note Party or any other Person or any act by the Holder, the aggregate principal of this Note then outstanding, together with all accrued and unpaid interest thereon, and all other outstanding Obligations (including the Future Loss Payoff Amount) shall be accelerated and become due and payable automatically and immediately, without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Issuers (to the extent not prohibited by applicable Laws).

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

Each Issuer hereby represents and warrants, on the Issue Date, to the Holder that:

Section 9.1 Corporate Existence and Power.

Each Note Party (a) is duly organized, validly existing and, to the extent relevant, in good standing (or its equivalent) under the laws of, and as applicable in, the jurisdiction of its incorporation or organization; (b) has the requisite corporate (or other organizational) power and authority and all governmental licenses, authorizations, consents and approvals to own its assets and carry on its business; (c) is duly qualified and in good standing under the laws of, and as applicable in, each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and (d) is in compliance with all Laws, except such Laws, or decrees as are being contested in good faith by appropriate proceedings; except, in each case referred to in clauses (b), (c) and (d), to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 9.2 Corporate Authorization; No Contravention.

The Transactions to be entered into by each Note Party are within its corporate or other organizational powers. The Transactions (including the execution, delivery and performance by each Note Party of each Note Document to which it is a party) have been duly authorized by all necessary corporate or other organizational action of each Note Party, and do not and will not: (a) contravene the terms of any of such Note Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or result in or require the creation of any Lien (other than the Transaction Liens) under, any document evidencing any Contractual Obligation to which such Note Party is a party, except to the extent that such conflicts, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (c) violate any Requirement of Law or any order, injunction, writ or decree of any Governmental Authority to which such Note Party or its property is subject, except to the extent that such violations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 9.3 Governmental Authorization.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, each Note Party of each Note Document to which it is a party or the granting of any Liens by any Note Party pursuant to the Note Documents, except (i) such as have been obtained and are in full force and effect, (ii) filings necessary to perfect the Transaction Liens, (iii) such as may be required in accordance with applicable Laws in connection with realization on the Collateral and (iv) those the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

Section 9.4 Binding Effect.

This Note and each other Note Document has been duly executed and delivered by each Note Party party thereto and constitutes a legal, valid and binding obligation of such Note Party, enforceable against such Note Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, regardless of whether considered in a proceeding in equity or at law.

Section 9.5 Litigation.

Except as disclosed by GFI in its quarterly report on Form 10-Q for the fiscal quarter of GFI ended March 31, 2020, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Responsible Officers of the Issuers, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any of the Note Parties or any of their respective properties that: (a) on the Issue Date, affects or pertains to this Note or any other Note Document or (b) there is reasonable likelihood of an adverse determination with respect to an Issuer and that, if adversely determined, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Note or any other Note Document.

Section 9.6 No Default.

No Default or Event of Default has occurred and is continuing. Without limiting the foregoing, no Default would result from the consummation of the Transactions. Neither any of the Issuers nor any other Note Party is in default under or with respect to any Contractual Obligation in any respect that, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

Section 9.7 Margin Regulations.

(a) No Note Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) None of the Transactions will violate or result in a violation of the Securities Act of 1933, as amended, or the Exchange Act, or regulations issued pursuant thereto, or Regulation T, U or X of the FRB.

(c) None of the Equity Interests of GMHI or GMA.AX is Margin Stock.

Section 9.8 Title to Collateral.

Each Note Party is the sole (other than with respect to GMA.AX Pledged Shares, which are jointly held by GHI and GFIH), direct, legal and beneficial owner of its Collateral and has rights in or the power to transfer its Collateral, and such Person’s or Persons’ title to its Collateral is free and clear of any Lien or any other restriction except the Liens permitted pursuant to Section 11.1.

Section 9.9 Taxes.

Each Note Party has timely filed all federal Tax and other Tax returns and reports required to be filed, and has paid all federal Tax and other Taxes levied or imposed upon it or its properties, income or assets that have become due and payable (including in its capacity as a withholding agent), except those (i) that are not more than 30 days overdue, (ii) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, or (iii) where the failure to make such filing or payment would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 9.10 Subsidiaries.

(a) The Equity Interests of each of GHI, GFIH and GMHI (each a “Relevant Subsidiary”) and those constituting the GMA.AX Owned Shares have, in each case, been duly authorized and validly issued and are fully paid and non-assessable. As of the date hereof, there is no existing option, warrant, call right, commitment or other agreement to which any Relevant Subsidiary is a party requiring, and there is no Equity Interests of any Relevant Subsidiary outstanding which upon conversion or exchange would require, the issuance by any such Relevant Subsidiary of any additional Equity Interests of such Relevant Subsidiary, except equity compensation plans and other employee incentive schemes maintained for the benefit of officers, directors, employees and consultants of such Relevant Subsidiary.

(b) Schedule 9.10(b) sets forth, in all material respects, the name of, and the ownership interest of GFI (or the applicable Subsidiary) in, each of the other Note Parties, GMA.AX, GMHI and the Subsidiaries of GMHI and identifies the type of entity of each such Subsidiary, in each case as of the Issue Date.

Section 9.11 Full Disclosure.

(i) All written information (other than financial projections, budgets, estimates and information of a general economic or industry nature) provided to the Holder and/or its Affiliates directly by or on behalf of the Issuers or the other Note Parties in connection with the Transactions was, as of the Issue Date, correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made and (ii) the financial projections relating to the Issuers or the other Note Parties provided by the Issuers or the other Note Parties to Holder in connection with the Transactions were prepared in good faith based upon assumptions that were believed by the preparer thereof to be reasonable at the time such financial projections were furnished to Holder and in light of the circumstances for which they were prepared, it being understood and agreed that financial projections are as to future events, are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Issuers’ and the other Note Parties’ control, that no assurance can be given that any particular projection will be realized, that financial projections are not a guarantee of financial performance and that actual results may differ significantly from financial projections and such differences may be material.

Section 9.12 Solvency.

(a) Immediately after giving effect to the Transactions to occur on the Issue Date, (a) the fair value of the assets of GHI and its Subsidiaries, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) GHI and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature; and (c) GHI and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is conducted on the Issue Date. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 9.13 Security Interests.

On the Issue Date, the Collateral Documents required to be delivered pursuant to the Collateral and Guaranty Requirement will create valid first priority security interests in the Collateral. At all times thereafter, the Collateral Documents will create valid and perfected first priority security interests in the Collateral from time to time covered or purportedly covered thereby to the extent a security interest in such Collateral may be perfected by filing a financing statement under the Uniform Commercial Code or the Australian PPSA or by establishing control in favor of the Holder.

ARTICLE 10

AFFIRMATIVE COVENANTS

Until the occurrence of the Termination Date, each Issuer covenants and agrees with the Holder that:

Section 10.1 Quarterly Certificate.

To the extent required by Section 11.6, the Administrative Issuer shall deliver an officer’s certificate from a Responsible Officer to the Holder certifying to the matters required thereby, within 45 days (or such later time as agreed by the Holder in its discretion) after the end of each fiscal quarter of GFI.

Section 10.2 Information.

The Administrative Issuer shall furnish, or shall cause to be furnished to the Holder, promptly following any request therefor, such information regarding the operations, business affairs and financial condition of any Note Party, GMA.AX or GMHI, or compliance with the terms of this Note, as the Holder may reasonably request, in each case to the extent (i) not prohibited by (y) applicable law or (z) the provisions of any confidentiality agreement or other agreement, document or instrument binding upon the GFI or such Note Party or (ii) such information (x) is not subject to attorney client or similar privilege or does not constitute attorney work product or (y) does not constitute trade secrets or proprietary information of GFI and its Subsidiaries and/or any customers or suppliers of the foregoing (clause (i) and (ii), collectively, the “Information Restrictions”).

Section 10.3 Notices.

The Administrative Issuer shall promptly notify the Holder:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect, including any of the following that would reasonably be expected to have a Material Adverse Effect: (i) any dispute, litigation, investigation proceeding or suspension between GFI or any Note Party and any Governmental Authority; (ii) the commencement of, or any material development in, any litigation (including any governmental proceeding or arbitration proceeding), tax audit or investigative proceeding, claim, lawsuit, and/or investigation against or involving GFI or any of the Note Parties or any of its or their businesses or operations (excluding, for the avoidance of doubt, the Quantum Judgment); (iii) the expiration without renewal, revocation, suspension or restriction of, or the institution of any proceedings to revoke, suspend or restrict, any License now or hereafter held by any Insurance Subsidiary which License is required to conduct its insurance business in compliance with all applicable laws and regulations; (iv) the institution of any disciplinary proceedings against or in respect of any Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority; or (v) the issuance or adoption of any judicial or administrative order limiting or controlling the insurance business of any Insurance Subsidiary (and not the insurance industry generally).

Each notice under this Section 10.3 shall be accompanied by a written statement by a Responsible Officer of the Administrative Issuer (i) that such notice is being delivered pursuant to section 10.3(a) or (b), as applicable, and (ii) setting forth details of the occurrence referred to therein, and stating what action GFI or any other affected Note Party proposes to take with respect thereto and at what time.

Section 10.4 Preservation of Existence, Etc.

The Issuers shall, and shall cause each other Note Party to:

(a) Preserve and maintain in full force and effect its existence and, to the extent relevant, good standing under the laws of its state or jurisdiction of incorporation or organization as of the Issue Date, as applicable; and

(b) Preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business, except, in the case of this clause (b), where such failure to preserve and maintain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 10.5 [Reserved].

Section 10.6 [Reserved].

Section 10.7 Compliance with Laws.

The Issuers shall, and shall cause each Note Party to, comply with all Laws of any Governmental Authority having jurisdiction over it or its business, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 10.8 Payment of Tax Obligations.

The Issuers shall, and shall cause each Note Party to, pay and discharge as the same shall become due and payable, all Tax liabilities imposed upon it or its properties or assets, except those (a) that are not more than 30 days overdue, (b) are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (c) the failure of which to pay would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 10.9 Maintenance of Books and Records.

The Issuers shall, and shall cause each Note Party to, maintain proper books of record and account, in which full, true and correct entries in all material respects shall be made of all financial transactions and matters involving the assets and business of such Issuer and such Note Party.

Section 10.10 Information Regarding Note Parties.

The Administrative Issuer will furnish, or cause to be furnished, to the Holder prompt written notice of any change in (i) any Note Party’s legal name, (ii) any Note Party’s legal identity or corporate structure or (iii) any Note Party’s Federal Taxpayer Identification Number or organizational identification number (or equivalent), if applicable.

Section 10.11 [Reserved].

Section 10.12 Collateral and Guarantees.

(a) The Issuers shall be, and shall cause each Note Party to be, in compliance at all times with the Collateral and Guaranty Requirement. If, in connection with an initial public offering or any other Qualifying Equity Transaction, the GMHI Owned Shares shall become uncertificated or otherwise modified form their current form, the Note Parties shall take all actions and establish arrangements necessary or as otherwise reasonably requested by the Holder to ensure that the Transaction Liens on the GMHI Pledged Shares remain subject to a first-priority perfected security interest in favor of the Holder.

(b) GHI and GFIH shall within seven (7) Business Days after the Issue Date (or such later date as agreed by the Holder) transfer the GMA.AX Pledged Shares from the issuer sponsored holding to CHESS Holding (as defined in the Australian Tripartite Agreement) subject at all times to the Liens created under the Specific Security Deed.

(c) Provided that no Default or Event of Default has occurred and is continuing, the Administrative Issuer (on behalf of the relevant grantor) shall be entitled, in connection with any repayment or prepayment in a minimum amount of £10,000,000 (a “Minimum Repayment Event”) pursuant to Section 6.1 or Section 6.2(a), (b), (e) or (f), to request the Holder release a portion of the Collateral constituting the GMHI Pledged Shares and/or the GMA.AX Pledged Shares, on the following basis:

(i) such Collateral shall be reduced and released in an amount such that the Collateral Coverage Ratio calculated as of such date of such Minimum Repayment Event is at least 1.30:1.00, after giving effect to such release and the relevant payment; and

(ii) all of the GMHI Pledged Shares shall be released from the Transaction Liens prior to the release of the GMA.AX Pledged Shares from the Transaction Liens (unless the Administrative Issuer and the Holder otherwise agree), and upon receipt by the Holder of any written request in respect of a release of Collateral in satisfaction of the foregoing requirements (including (i) supporting evidence for the calculation of the Collateral Coverage Ratio at such time after giving effect to such payment and (ii) in the case of any reduction of the GMHI Pledged Shares, delivery to the Holder of new duly authorized, issued and signed certificates representing the reduced number of GMHI Pledged Shares and replacement stock powers indorsed in blank), at the cost and expense of the Issuers, the Holder shall execute such releases and other documents and take such other actions as the Administrative Issuer may reasonably request (including delivery by the Holder of such directions (including to the CHESS Participant) as reasonably requested by the Administrative Issuer to effect the transfer of such excess number of GMA.AX common shares out of the GMA.AX Collateral Account) to evidence the release of the Liens on the GMHI Pledged Shares and/or the GMA.AX Pledged Shares (as applicable) pursuant to this Section 10.12(c) in connection with such Minimum Repayment Event.

(d) If at any time the number of ordinary outstanding shares in GMA.AX held with the CHESS Participant in the GMA.AX Collateral Account (and subject to the Australian Tripartite Agreement) is greater than the number of ordinary outstanding shares in GMA.AX then constituting the GMA.AX Pledged Shares, then such excess number of GMA.AX shares shall be automatically released from the security over the Collateral created by the Collateral Documents (and the Holder will, following written request from the Administrative Issuer, promptly instruct the CHESS Participant to transfer such shares out of the GMA.AX Collateral Account) and at such time the Note Parties shall, at its option, (x) pledge additional GMHI Owned Shares (excluding, for the avoidance of doubt, GMHI Pledged Shares) in favor of AXA in an amount equal to the Collateral Value of such released GMA.AX Pledged Shares (or other collateral at agreed valuations as shall be agreed among the Holder and the Administrative Issuer) or (y) make a prepayment of the outstanding principal amount of the Note in cash such that after giving effect to such prepayment the Collateral Coverage Ratio would not be less than 1.30:1.00. For the purposes of the Australian Collateral Documents, the Holder consents to the release from the security constituted thereunder of any GMA.AX Pledged Shares referred to in this Section 10.12(d). In addition, if additional collateral is provided, the Note Parties shall take (or cause the relevant grantors to take) all actions reasonably requested by the Holder to create or perfect the Liens over such collateral.

Section 10.13 Further Assurances.

(a) Each Issuer will, and will cause each other Note Party to, at the request of the Holder, execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law to cause the Collateral and Guaranty Requirement to be and remain satisfied, all at the Issuers’ expense in accordance with Section 13.7. The Issuers will provide the Holder, from time to time upon reasonable request, evidence reasonably satisfactory to the Holder as to the perfection and priority of the Transaction Liens created or intended to be created by the Collateral Documents.

(b) The Issuers shall otherwise take such actions and execute and/or deliver to the Holder such documents as the Holder shall reasonably require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties, including actions described in Section 10.13(a), all at the Issuers’ expense in accordance with Section 13.7.

Section 10.14 Maintenance of Properties, Etc.

The Issuers will, and will cause each other Note Party and the GMHI Group to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty or condemnation excepted, all material properties used or useful in the business of such Issuer, such Note Parties and such members of the GMHI Group and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except where such failure would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

ARTICLE 11

NEGATIVE COVENANTS

Until the occurrence of the Termination Date, the Issuers covenant and agree with the Holder that:

Section 11.1 Liens.

The Issuers shall not, and shall not permit any other Note Party to, create, assume or suffer to exist any Lien on any property now owned or hereafter acquired by it, except for the following:

(a) the Transaction Liens (and any other Liens granted to secure the Obligations);

(b) (i) Liens imposed by law for Taxes that are not required to be paid pursuant to Section 10.8; (ii) judgment Liens in respect of judgments or securing appeal or other surety bonds relating to such judgements that do not constitute an Event of Default, (iii) Liens, including customary rights of set-off, revocation, refund or chargebacks under deposit or brokerage account agreements or under the Uniform Commercial Code, insurance law or common law or other applicable law of banks or other financial institutions where such Person maintains accounts in the ordinary course of business, (iv) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, (v) [reserved] and (vi) Liens on property (other than Collateral) not securing Financial Indebtedness;

(c) Liens on cash, Cash Equivalents, other securities or deposits, accounts or investment property (in each case, other than Collateral) securing Permitted Swap Obligations;

(d) Liens securing Capitalized Lease Obligations permitted under Section 11.2(h) or listed on Schedule 11.2; and

(e) Liens on property (other than the Collateral subject to Liens granted in favor of the Holder pursuant to the Collateral Documents) securing Financial Indebtedness of any Note Party; provided that the Issuers have complied with the last paragraph of Section 11.2 below.

Section 11.2 Financial Indebtedness.

The Issuers shall not, and shall not permit any Note Party or any member of the GMHI Group to, incur, issue or at any time be liable with respect to any Financial Indebtedness, except:

(a) this Note and the other Obligations;

(b) the Senior Notes (and any Permitted Refinancing thereof);

(c) Financial Indebtedness existing on the date hereof to the extent listed in Schedule 11.2 (and any Permitted Refinancing thereof);

(d) (x) any Qualifying Debt Transaction and convertible debt securities issued pursuant to a Qualifying Equity Transaction, so long as the Issuers have complied with Section 6.2 with respect to such Qualifying Debt Transaction or Qualifying Equity Transaction and (y) any Permitted Refinancing thereof;

(e) unsecured Financial Indebtedness of a Note Party or any member of the GMHI Group owing to a Note Party or any Subsidiary of a Note Party (subject in the case of any such Financial Indebtedness involving a member of the GMHI Group with a Person who is not a member of the GMHI Group to the prepayment requirements being satisfied as set forth in Section 6.2(e)(i)(y));

(f) Guarantees of Financial Indebtedness of any Note Party by any member of the GMHI Group;

(g) Operating Indebtedness of any member of the GMHI Group; and

(h) Capitalized Lease Obligations in an aggregate principal amount not to exceed at any time outstanding $10,000,000.

If any Financial Indebtedness (other than the Obligations and Capitalized Lease Obligations) of the Note Parties is secured by a Lien on any assets of any Person or receives the benefit of guarantees or is otherwise an obligation of any Note Party or other Person (including, for the avoidance of doubt, a full recourse guarantee or direct obligation of a Note Party or other Person) that the Holder does not have (including as to scope of direct or guaranteed obligations), the Issuers shall concurrently with the incurrence or issuance of such Financial Indebtedness cause the Obligations to be subject to the benefit of the same group of obligors (including as to scope of any such direct or guaranteed obligations) and secured by any such assets on the same basis as such Financial Indebtedness. If the Note Parties shall hereafter be required to cause the Obligations to be secured equally and ratably with any Financial Indebtedness pursuant to this Section 11.2, the Administrative Issuer will promptly deliver to the Holder an officer’s certificate signed by a Responsible Officer to the effect that the foregoing covenant has been complied with, and an opinion of counsel to the Administrative Issuer from counsel that is reasonably acceptable to the Holder to the effect that in the opinion of such counsel the foregoing covenant has been complied with and that any instruments executed by the Note Party or any other Person in the performance of the foregoing covenant comply with the requirements of the foregoing covenant.

Section 11.3 Disposition of Assets.

The Issuers shall not, and shall not permit any Note Party or any member of the GMHI Group to, Dispose of (whether in one or a series of transactions) any assets, except that:

(a) subject to the requirements set forth in Section 6.2, Dispositions of GMHI Owned Shares (including GMHI Pledged Shares) and the GMA.AX Owned Shares (including the GMA.AX Pledged Shares) shall be permitted; provided, that, other than in the case of the GMA.AX Owned Shares (excluding the GMA.AX Pledged Shares), such Dispositions are for fair market value and 100% of the consideration received in connection therewith shall consist of cash;

(b) (i) Dispositions of inventory and equipment in the ordinary course of business, (ii) Dispositions of cash and Cash Equivalents and (iii) Dispositions of assets obtained through foreclosure or otherwise through the exercise of remedies in respect of obligations owed by a third party to a member of the GMHI Group or otherwise in respect of mortgage loans insured by a member of the GMHI Group;

(c) (i) Dispositions of investments by any Insurance Subsidiary (other than Equity Interests of Subsidiaries engaged in insurance lines of business) and (ii) Dispositions by GFI or any of its Subsidiaries of investments to the extent not prohibited under this Note made in connection with the management of cash and/or Cash Equivalents in the ordinary course of business, in each case, consistent with the investment policy of such Insurance Subsidiary, GFI or such Subsidiary in effect from time to time, as the case may be; provided that, for the avoidance of doubt, this clause (c) would not permit the Disposition of the GMA.AX Owned Shares and the GMHI Owned Shares;

(d) Dispositions among GFI and its Subsidiaries;

(e) the sale of property to the extent that such property is exchanged for credit against the purchase price of replacement property or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement property;

(f) obsolete, surplus, worn out or damaged property disposed of by such Issuer, Note Party or member of the GMHI Group in the ordinary course of their business;

(g) transfers resulting from any casualty or condemnation or expropriation of property or assets;

(h) licenses or sublicenses of intellectual property and general intangibles and licenses, leases or subleases of other property in the ordinary course of business of such Issuer, Note Party or member of the GMHI Group and which do not materially interfere with the business of such Issuer, Note Party or member of the GMHI Group;

(i) any Qualifying Equity Transaction, in each case, to the extent constituting a Disposition provided that the relevant proceeds of such Qualifying Equity Transaction are applied, to the extent required, in accordance with Section 6.2;

(j) (i) Dispositions of shares of Equity Interests in order to qualify members of the board of directors or equivalent governing body of any Subsidiary or such other nominal shares issued to foreign nationals required to be held other than by GFI or such Subsidiary, as required by applicable law and (ii) issuances of Equity Interests pursuant to and in accordance with equity compensation plans or programs and other benefit and compensation plans, programs or agreements for directors, officers, employees, managers or consultants of GFI and its Subsidiaries;

(k) the sale, discount, forgiveness or other compromise of notes or other accounts in the ordinary course of business or in connection with collection thereof;

(l) sale and lease back transactions in respect of any property acquired after the Issue Date, and consummated within 365 days after the acquisition of such property;

(m) [reserved];

(n) [reserved];

(o) operating leases entered into in the ordinary course of business;

(p) the surrender or waiver of contract rights or litigation rights or the settlement, release or surrender of tort or other litigation claims of any kind;

(q) Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(r) the transfer of improvements, additions or alterations in connection with the lease of any property;

(s) Dispositions by Insurance Subsidiaries pursuant to statutory capital financings so long as such Disposition is entered into for the purpose of managing insurance risk or capital;

(t) any other Disposition or series of related Dispositions for consideration not in excess of $5,000,000 in each case;

(u) Dispositions of investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(v) the creation, incurrence or assumption of any Lien permitted under Section 11.1 constituting, in whole or in part, a Disposition; and

(w) Dispositions by the Note Parties or any member of the GMHI Group of assets (including, for the avoidance of doubt, Equity Interests but excluding Dispositions permitted by Section 11.3(a)); provided that with respect to any Disposition pursuant to this clause (w), such Dispositions shall be (1) for fair market value and (2) to the extent involving a purchase price of greater than $5,000,000, at least 75.0% of the consideration received in connection therewith at closing shall consist of cash and Cash Equivalents (provided, that for purposes of this clause (2), (A) any liabilities assumed by the transferee with respect to the applicable Disposition shall be deemed to be cash, (B) any securities received from such transferee that are converted into cash or Cash Equivalents within 180 days following the closing of the applicable Disposition shall be deemed to be cash and (C) Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (w) that is at that time outstanding, not in excess of $15,000,000, shall in each case be deemed to be cash).

Section 11.4 Fundamental Changes; Changes in Ownership of Securities.

No Note Party shall merge, consolidate, amalgamate, or sell all or substantially all of the assets of any such Note Party, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except:

(a) the China Oceanwide Acquisition shall be permitted;

(b) any Disposition permitted under Section 11.3 shall be permitted;

(c) any wholly-owned Subsidiary of any Note Party (other than GHI, GFIH, US Life, any member of the GMA.AX Group and any member of the GMHI Group) may merge, consolidate or amalgamate with GFI, GHI or GFIH so long as (A) such Note Party gives the Holder at least ten (10) Business Days’ (or such shorter period as the Holder may agree in its sole discretion) prior written notice of such merger, consolidation or amalgamation and promptly thereafter provides true, correct and complete copies of all material agreements, documents and instruments evidencing such merger, consolidation or amalgamation, including, without limitation, the certificate or certificates of merger or amalgamation to be filed with each appropriate Secretary of State, (B) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (C) the Holder’s rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, consolidation or amalgamation and (D) if such transaction involves an Issuer or GHI, such Issuer or GHI, as applicable, shall be the continuing or surviving entity following completion of such merger, consolidation or amalgamation; and

(d) any Change of Control or any Disposition of GMHI Owned Shares or GMA.AX Owned Shares shall be permitted so long as the Issuers have complied with Section 6.2.

Section 11.5 Restrictive Agreements.

The Issuers shall not, and shall not permit any of the other Note Parties to, enter into or permit to exist any Contractual Obligation (other than this Note or any other Note Document) that limits the ability of any Note Party to create, incur, assume or suffer to exist the Guaranty or Liens on the Collateral for the benefit of the Holder with respect to this Note and the Obligations or under the other Note Documents.

Section 11.6 Transactions with Affiliates.

The Issuers shall not, and shall not suffer or permit any of the Note Parties or any member of the GMHI Group to, enter into any transaction with any Affiliate of GFI or GHI involving the payment or transfer or any property in excess of $2,000,000, other than:

(a) transactions no less favorable in any material respect to such Issuer, Note Party or member of the GMHI Group than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of such Issuer, Note Party or member of the GMHI Group;

(b) [reserved];

(c) transactions between or among (x) the Note Parties and any of their respective Subsidiaries (excluding any member of the GMHI Group and the GMA.AX Group), (y) the members of the GMHI Group and (z) the members of the GMA.AX Group;

(d) transactions between or among the Note Parties, any of their respective Subsidiaries (excluding the GMHI Group) and one or more members of the GMHI Group, that are less favorable in any material respect to such members of the GMHI Group than would be obtained in a comparable arm’s-length transaction with Persons that are not Affiliates; provided that any value actually or deemed received by any of the Note Parties or any of their respective Subsidiaries (excluding the GMHI Group) (whether in cash or “in kind” (valued by the Administrative Issuer in good faith) and in the case of services, to be received as determined in the good faith reasonable judgment of the Administrative Issuer over the period of the applicable transaction) in excess of the amount of value received by any member of the GMHI Group (whether in cash or “in kind” (valued by the Administrative Issuer in good faith) and in the case of services, to be received as determined in the good faith reasonable judgment of the Administrative Issuer over the period of the applicable transaction) on the date of the entry into such transaction or contractual arrangement (or in the case of services, to be received as determined in the good faith reasonable judgment of the Administrative Issuer over the period of the applicable transaction) shall be deemed for purposes of Section 6.2(e) to be a receipt of cash proceeds by the Note Parties from a pro rata distribution made on all GMHI Owned Shares;

(e) the entering into, maintaining or performance of instruments or agreements related to or in connection with an initial public offering by GMHI or its Subsidiaries that are customary in form and substance with similar contracts or agreements entered into in connection with SEC-registered initial public offerings of subsidiaries by publicly traded parent companies;

(f) the entering into, maintaining or performance of any customary shared services or transition services agreement related to or in connection with an initial public offering, provided the costs for such services shall be calculated in a manner consistent with the such Person’s past practice;

(g) excluding such transactions involving any member of the GMHI Group, existing transactions evidenced by instruments or agreements in effect on the Issue Date and continuations or extensions of, or immaterial modifications thereof;

(h) arrangements for indemnification payments for directors and officers of the Note Parties and their Subsidiaries;

(i) intercompany transactions between or among the Note Parties, their Subsidiaries and any joint venture, that are relating to the (1) provision of management services and other corporate overhead services, (2) provision of personnel to other locations within GFI’s consolidated group on a temporary basis and (3) provision, purchase or lease of services, cash management services, operational support, assets, equipment, data, information and technology, that, in the case of any such intercompany transaction referred to in this clause (i), are subject to reasonable reimbursement or cost-sharing arrangements (as determined in good faith by the Issuers), which reimbursement or cost-sharing arrangements may be effected through transfers of cash or other assets or through book-entry credits or debits made on the ledgers of each involved Subsidiary; provided that any such intercompany transaction is either (x) entered into in the ordinary course of business or (y) otherwise entered into pursuant to the reasonable requirements of the business of GFI, the Subsidiaries or such joint venture;

(j) ordinary course business transactions (other than transactions of the type described in clause (d) or (f) above) that (A) do not involve the sale, transfer or other Disposition of operations or assets and (B) do not materially and adversely affect the Holder;

(k) [reserved];

(l) employment and severance arrangements for and compensation, bonuses, stock options and stock ownership plans and indemnification arrangements and benefit plans (and the making of payments, awards or grants in cash, securities or otherwise pursuant thereto or the funding thereof) for officers, directors, employees, managers and consultants of GFI and its Subsidiaries approved by the board of directors or equivalent body of GFI or its Subsidiaries;

(m) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees, managers and consultants of GFI and its Subsidiaries in the ordinary course of business;

(n) the furnishing of services by GFI or any Subsidiary (other than any member of the GMHI Group to any non-member of the GMHI Group) to or for the benefit of GFI or any other Subsidiary in the ordinary course of business;

(o) transactions contemplated by the CO Merger Agreement as in effect on the Issue Date, without giving effect to any amendment, supplement or modification to such agreement that would be materially adverse to the Holder; and

(p) payments by the Note Parties and any member of the GMHI Group pursuant to any tax sharing agreements with the Note Parties and its Subsidiaries to the extent directly attributable to the ownership or operation of such Notes Parties and the GMHI Group, provided, that no such transaction pursuant to clauses (a) or (d), individually or together with all such other transactions permitted pursuant to such clauses (a) and (d), results in a material decrease in the PMIERs capital sufficiency level or risk-to-capital ratio of the GMICO, and the Issuers shall be required to deliver an officer’s certificate from a Responsible Officer to the Holder pursuant to Section 10.1 containing a certification that all such transactions entered into during such fiscal quarter of GFI and permitted pursuant to clauses (a) or (d) have not resulted in such a material decrease.

Section 11.7 Modification of Organization Documents and Certain Indebtedness.

(a) The Issuers shall not, and shall not suffer or permit any of the other Note Parties or any member of the GMHI Group to, amend, modify or otherwise change any of its Organization Documents (including enter into or modify any shareholders’ agreement) to the extent materially adverse to the interests of the Holder, other than any amendments or modifications, in connection with an initial public offering of Equity Interests of GMHI, to the Organization Documents of GMHI which amendments shall be customary for public company subsidiaries as determined by the Administrative Issuer in good faith.

(b) The Issuers shall not, and shall not permit any of the other Note Parties to, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, definitive documentation in respect of (x) any Senior Notes or (y) any Indebtedness of the Note Parties that is or is required to be contractually subordinated in right of payment or with respect to security to the Obligations, in each case, in any manner adverse in any material respect to the Holder.

ARTICLE 12

[Reserved]

ARTICLE 13

OTHER PROVISIONS OF GENERAL APPLICATION

Section 13.1 Amendment.

No amendment of any provision of this Note shall be effective unless the same shall be in writing and signed by the Administrative Issuer and the Holder. Except as otherwise expressly set forth herein, any failure of any Issuer to comply with any provision hereof may only be waived in writing by the Holder. No such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 13.2 Notices.

(a) All notices, demands or other communications required or permitted hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such party may from time to time specify in writing in compliance with this Section 13.2:

(i)	If to the Issuers:

Address: 6620 West Broad Street, Richmond, Virginia 23230

Attention: Chief Financial Officer

Telephone: +1 (804) 281-6321

Email: Kelly.Groh@genworth.com

with a copy (which shall not constitute notice) to:

Address: 6620 West Broad Street, Richmond, Virginia 23230

Attention: General Counsel

Telephone: +1 (804) 662-2560

Email: Ward.Bobitz@genworth.com

and

Address: 6620 West Broad Street, Richmond, Virginia 23230

Attention: General Counsel, U.S. Life Division

Telephone: +1 (804) 662-2272

Email: Gregg.Karawan@genworth.com

and

Address: Sidley Austin LLP, One South Dearborn, 1 S Dearborn St, Chicago, IL 60603

Attention: Perry J. Shwachman

Telephone: +1 (312) 853-7061

Email: pshwachman@sidley.com

(ii)	If to the Holder:

Address: 25 avenue Matignon, 75008 Paris, France

Attention: Helen Browne- Group General Counsel / Corporate

Finance & Treasury Department—Back Office

Telephone: +33 1 40 75 71 91 / + 33 1 40 75 57 77 / + 33 1 40 75 57 97 / +33 1 40 75 48 84

Email: helen.browne@axa.com / DCFG_BackOffice@axa.com

with a copy (which shall not constitute notice) to:

Address: 919 Third Avenue c/o Debevoise & Plimpton LLP

Attention: John Vasily

Telephone: + 1 (212) 909-6647

Email: jmvasily@debevoise.com

(b) Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next Business Day); and (iii) sent by email shall be deemed received upon the sender’s receipt of an acknowledgment of delivery from the intended recipient (such as by the “delivery receipt requested” function, as available, return email, or other written acknowledgment).

Section 13.3 No Waiver; Cumulative Remedies.

No failure by the Holder to exercise, and no delay by the Holder in exercising, any right, remedy, power or privilege hereunder or under any other Note Document shall impair such right, remedy, power or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Note Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 13.4 Indemnification by the Issuers.

(a) The Issuers shall indemnify and hold harmless the Holder, the Affiliates of the Holder, and each of their respective officers, directors, members, partners, employees, agents, advisors and other representatives of the foregoing (each, an “Indemnified Person”, and collectively, the “Indemnified Persons”) from and against any and all liabilities, losses, damages, claims, or out-of-pocket expenses (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one external counsel to all Indemnified Persons taken as a whole and, if reasonably necessary, one local counsel for all Indemnified Persons taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Persons similarly situated) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnified Person in any way relating to or arising out of or in connection with any actual or prospective claim, litigation, investigation or proceeding relating to this Note or any other Note Document (but not, for the avoidance of doubt, the Settlement Agreement or any other agreement in writing between the Issuers and the Holder), whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (a “Proceeding”) and regardless of whether any Indemnified Person is a party thereto or whether or not such Proceeding is brought by the Issuers, any other Note Party or any other Person and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnified Person; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such liabilities, losses, damages, claims or out-of-pocket expenses (x) resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnified Person or of any of its Related Indemnified Persons or (B) a material breach of the obligations of such Indemnified Person or its Related Indemnified Persons, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction or (y) arise out of or is in connection with any claim, litigation, loss or proceeding not involving an act or omission of the Issuers or the other Note Parties and that is brought by any Indemnified Person against another Indemnified Person. No Indemnified Person, Related Indemnified Person, the Issuers, any Note Party or any of the Affiliates of any of the foregoing shall have any liability for any special, punitive, indirect or consequential damages relating to this Note or any other Note Document or arising out of its activities in connection herewith or therewith (whether before or after the Issue Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.4(a) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Note Party, any Subsidiary of any Note Party, its directors, stockholders or creditors or an Indemnified Person or any other Person, whether or not any Indemnified Person is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Note Documents are consummated. All amounts due under this Section 13.4(a) shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnified Person shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnified Person was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 13.4(a). For the purposes of this Section 13.4(a), “Related Indemnified Person” of an Indemnified Person means (i) any controlling Person or controlled Affiliate of such Person, (ii) the respective directors, officers or employees of such Person or any of its controlling Persons or controlled Affiliates and (iii) the respective agents or representatives of such Person or any of its controlling Persons or controlled Affiliates, in the case of this clause (iii), acting on behalf of or at the instructions of such Person, controlling person or such controlled Affiliate.

(b) [reserved].

(c) All of the agreements in this Section 13.4 shall survive any replacement of or assignment by the Holder, the repayment and termination of this Note and the repayment, satisfaction or discharge of all the other Obligations.

Section 13.5 Payments Set Aside.

To the extent that any payment by or on behalf of a Note Party is made to the Holder, or the Holder exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Holder in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 13.6 Successors and Assigns; Transfer.

(a) The term “Holder” and “Holders” as used herein shall also include any permitted assignee in whole of this Note and any successor in interest to the Holder. To the extent of any such assignment by a Holder to a permitted assignee hereunder, upon receipt by the Administrative Issuer of the original Note in connection with such assignment, together with written notice specifying the name of the proposed assignee, a new Note will promptly be executed and delivered by the Issuers, at their expense to the proposed assignee.

(b) In no event may the Issuers assign this Note or any of their rights or obligations hereunder without the Holder’s prior written consent (which may be given or withheld in the Holder’s sole and absolute discretion).

(c) The Holder may assign in whole (but not in part) this Note or any of its rights or obligations hereunder with the prior written consent of the Administrative Issuer; provided that no consent of the Administrative Issuer shall be required for an assignment of all of the Note and the rights and obligations hereunder to an Affiliate of a Holder organized under the laws of England or Wales or the Republic of France.

(d) All the covenants, stipulations, promises and agreements contained in this Note shall bind the Issuers’ successors and assigns, whether or not so expressed. Subject to the foregoing restrictions, this Note shall inure to the benefit of and be binding upon the successors and permitted assigns of the Issuers and the Holder.

(e) The Holder may at any time grant participations in any of its rights hereunder without the consent of the Issuers. Notwithstanding the foregoing, no successor or assign shall be entitled to receive any greater payment under Section 7.2 than the Holder would have been entitled to receive pursuant to Section 7.2 in the absence of such transfer, assignment or participation.

Section 13.7 Costs and Expenses.

Each Issuer agrees (i) to pay or reimburse each Holder-Related Person for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Note, the other Note Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated) and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, which Attorney Costs shall be limited to the reasonable, documented, out-of-pocket fees and disbursements of (x) one primary counsel for Holder-Related Persons taken as a whole and (y) if reasonably necessary, one firm of additional local counsel in each relevant material jurisdiction (which may be a single firm for multiple jurisdictions) and (ii) to pay or reimburse each Holder-Related Person for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under this Note (including, but not limited to this Section 13.7), the other Note Documents (including all costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any Insolvency Proceeding or appellate proceeding), including all reasonable, documented, out-of-pocket fees and expenses of external legal counsel, which legal counsel shall be limited to the reasonable, documented, out-of-pocket fees and expenses of (x) one primary counsel for Holder-Related Persons taken as a whole and (y) if reasonably required by the Holder, one additional firm of local counsel for Holder-Related Persons taken as a whole in each relevant material jurisdiction (which may be a single firm for multiple jurisdictions). The foregoing costs and expenses shall include all search, filing and recording costs. All amounts due under this Section 13.7 shall be due and payable within thirty (30) days after written demand therefor together with backup documentation supporting such payment or reimbursement request. All of the agreements in this Section 13.7 shall survive any replacement of, or permitted assignment by, the Holder, the repayment of and termination of this Note and the repayment, satisfaction or discharge of all the other Obligations (in each case solely with respect to such amounts arising prior to the date of such replacement, assignment, repayment and termination, or repayment, satisfaction or discharge, as applicable).

Section 13.8 Replacement of Note.

Upon receipt by the Administrative Issuer of an affidavit of an authorized representative of the Holder stating the circumstances of the loss, theft, destruction or mutilation of this Note (and in the case of any such mutilation, on surrender and cancellation of such Note), the Issuers, at their expense, will promptly execute and deliver, in lieu thereof, a new original Note.

Section 13.9 Setoff.

In addition to any rights and remedies of the Holder provided by Law, upon the occurrence and during the continuance of any Event of Default, any of the Holder and its Affiliates is authorized at any time and from time to time, without prior notice to the Issuers, any such notice being waived by the Issuers to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (in whatever currency) at any time held by, and other Indebtedness at any time owing by, any of the Holder and its Affiliates to or for the credit or the account of the Issuers against any and all Obligations owing to the Holder and its Affiliates hereunder or under any other Note Document, now or hereafter existing, irrespective of whether or not the Holder or its Affiliate shall have made demand under this Note or any other Note Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. The rights of the Holder under this Section 13.9 are in addition to other rights and remedies (including other rights of setoff) that the Holder may have at Law.

Section 13.10 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Note Document, the interest paid or agreed to be paid under the Note Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of this Note or, if it exceeds such unpaid principal, refunded to the Issuers. In determining whether the interest contracted for, charged, or received by the Holder exceeds the Maximum Rate, the Holder may, to the fullest extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 13.11 Waiver of Notice.

Each Issuer hereby waives, to the fullest extent permitted by applicable Law, demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity, and diligence in taking any action to collect sums owing hereunder or any other Note Document.

Section 13.12 Counterparts; Electronic Execution of Documents.

This Note and each other Note Document (except, as to any other Note Document, as expressly set forth therein) may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier, .pdf or other electronic imaging means of an executed counterpart of a signature page to this Note and each other Note Document (except, as to any other Note Document, as expressly set forth therein) shall be effective as delivery of an original executed counterpart of this Note and such other Note

Document. The Holder may also require that any such documents and signatures delivered by telecopier, .pdf or other electronic imaging means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier, .pdf or other electronic imaging means. The words “execution,” “signed,” “signature,” and words of like import in amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 13.13 Integration; Termination.

This Note, together with the other Note Documents, the Settlement Agreement and any other agreement in writing among the Issuers, the Holder and any other party thereto that such parties expressly agree relate to the subject matter hereof, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Note and those of any other Note Document, the provisions of this Note shall control; provided that the inclusion of supplemental rights or remedies in favor of the Holder in any other Note Document shall not be deemed a conflict with this Note. Each Note Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 13.14 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Note Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof, and shall continue in full force and effect as long as any Obligation (other than contingent indemnification obligations as to which no claim has been asserted) shall remain unpaid or unsatisfied.

Section 13.15 Severability.

If any provision of this Note or the other Note Documents is held to be illegal, invalid or unenforceable (a) the legality, validity and enforceability of the remaining provisions of this Note and the other Note Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 13.16 GOVERNING LAW.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 13.17 Submission to Jurisdiction.

Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Note and the other Note Documents (except, as to any other Note Document, as expressly set forth therein) to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court”, and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Note shall be deemed or operate to preclude (i) the Holder from bringing suit or taking other legal action in any other jurisdiction in connection with any Collateral Document (including, without limitation, to realize on the Guaranty, the Collateral or any other security for the Obligations) (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 13.17 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Holder, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 13.17 would otherwise require to be asserted in a legal proceeding in a New York Court) in any such action or proceeding;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) (i) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the notice address provided in Section 13.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to clause (a) above) shall limit the right of the Holder to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.17 any consequential or punitive damages.

Section 13.18 WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN, IN EACH CASE, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

Section 13.19 Judgment Currency.

If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Note Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Holder could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of an Issuer in respect of any such sum due from it to the Holder hereunder or under the other Note Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Note (the “Note Currency”), be discharged only to the extent that on the Business Day following receipt by the Holder of any sum adjudged to be so due in the Judgment Currency, the Holder may in accordance with normal banking procedures purchase the Note Currency with the Judgment Currency. If the amount of the Note Currency so purchased is less than the sum originally due to the Holder from an Issuer in the Note Currency, the Issuers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Holder against such loss. If the amount of the Note Currency so purchased is greater than the sum originally due to the Holder in such currency, the Holder agrees to return the amount of any excess to the applicable Issuer (or to any other Person who may be entitled thereto under applicable Law).

Section 13.20 Cancellation; Reinstatement.

Upon the occurrence of the Termination Date, this Note shall be of no further effect and the Holder shall promptly upon the Administrative Issuer’s written request mark this Note as cancelled and return the original Note to the Administrative Issuer; provided that, for the avoidance of doubt, the agreements of the Issuers under Section 13.4, 13.7 and 13.14 and any other indemnification provision contained herein shall survive. Notwithstanding anything herein to the contrary, this Note and the other Note Documents, including the Guaranty and the security interests granted in connection herewith shall continue to be effective, or be reinstated, as the case may be, if at any time payment or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Holder upon the insolvency, bankruptcy, dissolution, liquidation, reorganization or similar proceeding under any Debtor Relief Laws of the Issuers or any other Note Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Issuers or any other Note Party or any substantial part of their property, or otherwise, all as though such payments had not been made.

Section 13.21 Confidentiality.

The Holder shall maintain the confidentiality of all information provided to it by or on behalf of GFI or any Subsidiary under this Note or any other Note Document, it being understood and agreed by the Note Parties that, in any event, the Holder may make disclosures thereof to the extent such information (i) was or becomes generally available to the public other than as a result of a breach of this Section 13.21 by the Holder or its Affiliates and the partners, directors, officers, employees, agents and advisors of the Holder and of such Affiliates or was in the Holder’s possession (not in violation of any other provision of this Section 13.21) or (ii) was or becomes available on a non-confidential basis from a source (other than the Note Parties or any of their Affiliates or any partners, directors, officers, employees, agents and advisors of the Note Parties or of such Affiliates) not known after due inquiry by such Person to be prohibited from disclosing such information to such Person by a legal, contractual or fiduciary obligation; provided that the Holder may disclose such information (a) at the request or pursuant to any requirement of any Governmental Authority or representative thereof to which the Holder is subject or in connection with an examination of the Holder by any such authority (in which case, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority and to the extent practicable and not prohibited by law, such Person agrees to

(i) use commercially reasonable efforts to notify the Administrative Issuer of the proposed disclosure in advance of such disclosure and if unable to notify the Administrative Issuer in advance of such disclosure, such notice shall be delivered to the Administrative Issuer promptly thereafter to the extent permitted by law and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment); (b) pursuant to subpoena or other court process; (c) when required to do so in accordance with the provisions of any applicable Requirement of Law (in which case, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority and to the extent practicable and not prohibited by law, such Person agrees to (i) use commercially reasonable efforts to notify the Administrative Issuer of the proposed disclosure in advance of such disclosure and if unable to notify the Administrative Issuer in advance of such disclosure, such notice shall be delivered to the Administrative Issuer promptly thereafter to the extent permitted by law and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment); (d) to the extent reasonably required in connection with any litigation or proceeding involving the Note Parties to which the Holder or its Affiliates may be party; (e) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Note Document; (f) to such Holder’s independent auditors and other professional advisors on a confidential basis; (g) to any participant, actual or potential, or permitted assignee; provided that such Person agrees in writing to keep such information confidential to the same extent required of the Holder hereunder or on terms no less restrictive than those set forth in this Section 13.21; and (h) to its Affiliates and to their respective officers, directors, employees, legal counsel, independent auditors and other advisors, or agents who need to know such information in connection with the transactions contemplated hereby and are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential; provided, that such Person shall be responsible for its Affiliates’ and such other Persons’ compliance with this subsection (h). In the case of confidential information received from GFI or any Subsidiary after the date hereof, such information shall be treated as confidential unless clearly identified at the time of delivery as non-confidential.

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IN WITNESS WHEREOF, the Issuers have executed and delivered this Note as of the date first above written.

GENWORTH FINANCIAL, INC.

By:	/s/ Thomas J. McInerney
Name:	Thomas J. McInerney
Title:	President and Chief Executive Officer

GENWORTH FINANCIAL INTERNATIONAL HOLDINGS, LLC

By:	/s/ Kelly L. Groh
Name:	Kelly L. Groh
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Secured Promissory Note]

Agreed, acknowledged and accepted
as of the date first set forth above

AXA SA

By:	/s/ George Stansfield
Name: George Stansfield
Title: Attorney

[Signature Page to Secured Promissory Note]